As filed with the Securities and Exchange Commission on March 4, 2009

                                                                                                                                                                    Registration No. 333-151484

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE SOUTH FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

South Carolina	57-0824914
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
102 South Main Street Greenville, South Carolina 29601 (864) 255-7900 (telephone) (864) 235-6403 (facsimile)
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Copies to:
William P. Crawford, Jr. Executive Vice President and General Counsel The South Financial Group, Inc. 102 South Main Street Greenville, South Carolina 29601 (864) 255-4777
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of sale public: From time to time after the effective date of this Registration Statement, as determined by the selling shareholders.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 is filed solely to correct technical errors in the electronic submission of Amendment No. 1 dated March 3, 2009.  This Amendment No. 2 to the Registration Statement (File No. 333-151484) is being filed for the purpose of amending the registration statement to reflect that the Registrant is no longer a well-known seasoned issuer (as such term is defined in Rule 405 of the Securities Act) because the worldwide market value of its outstanding voting and non-voting common equity held by non-affiliates was less than $700 million as of the most recent determination date. This filing is being made to convert the Form S-3 to the proper submission type for a non-automatic shelf registration statement. All filing fees with respect to the registration of the securities registered hereunder were previously paid by the Registrant in connection with the filing of the Registrant’s Prospectus under the Registrant’s Registration Statement on Form S-3ASR (File No. 333-151484) on June 6, 2008 and the Registrant’s Prospectus Supplement filed on February 9, 2009.

SUBJECT TO COMPLETION DATED March 4, 2009

PROSPECTUS

The information in this prospectus is not complete and may be changed. The shareholders identified in this prospectus may not sell these securities until the post-effective amendment to the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

50,937 Shares of Mandatory Convertible Non-Cumulative Preferred Stock, Series 2008ND-V

169,343 Shares of Mandatory Convertible Non-Cumulative Preferred Stock, Series 2008ND-NV

2,248 Shares of Mandatory Convertible Non-Cumulative Preferred Stock, Series 2008D-V

7,472 Shares of Mandatory Convertible Non-Cumulative Preferred Stock, Series 2008D-NV

56,565,385 Shares of common stock, par value $1.00 per share

1,049,308 Shares of common stock, par value $1.00 per share

This prospectus relates to resales of up to 56,565,385 shares of our common stock, par value $1.00 per share issuable upon conversion of the Preferred Stock, referred to as the Conversion Shares, an additional 1,049,308 shares of common stock, par value $1.00 per share issued to certain selling shareholders to induce early conversion of their Preferred Stock, referred to as the Inducement Shares, and up to 50,937 shares of Series 2008ND-V, 169,343 shares of Series 2008ND-NV, 2,248 shares of Series 2008D-V and 7,472 shares of Series 2008D-NV Mandatory Convertible Non-Cumulative Preferred Stock Preferred Stock, referred to as the Preferred Stock, and together with the Conversion Shares and the Inducement Shares, the “securities.” The securities may be resold from time to time by and for the accounts of certain selling shareholders named in this prospectus.

The methods of resale of the securities offered hereby are described under the heading “Plan of Distribution.” We will receive none of the proceeds from such resales.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “TSFG.” The last reported sale price of the common stock on February 27, 2009 was $1.26 per share.

Each share of Preferred Stock is mandatorily convertible into approximately 153.846 shares of our common stock par value $1.00 per share, based on a conversion price of $6.50 per share of common stock, on May 1, 2011 (with cash paid in lieu of fractional shares). On or after the date that is two years following the receipt by us of Shareholder Approval, which date was July 18, 2008, the Preferred Stock is also automatically convertible, if, for a period of 20 consecutive trading days, the closing price of our common stock has been at least $21.00 per share.

We will pay dividends on the Preferred Stock when, as and if declared by our Board of Directors, in its sole discretion out of funds legally available for payment, quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, beginning on August 1, 2008 and ending on May 1, 2011. For each quarterly dividend period from the issue date of the Preferred Stock, we will pay declared dividends at a rate of 10.00% per annum. Dividends on the Preferred Stock will not be cumulative. The Preferred Stock is not redeemable by us at any time.

The selling shareholders may sell the securities on the open market at market prices in ordinary broker transactions or in negotiated transactions, and they may pay broker commissions in connection with such transactions. The selling shareholders and any broker dealer executing sell orders on behalf of or purchasing from the selling shareholders may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933. Commissions received by any such broker dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

The securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Investing in the securities involves risks. See “Risk Factors” on page 10 of this prospectus to read about factors you should consider before buying securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2009.

TABLE OF CONTENTS

About This Prospectus	1
Where You Can Find Additional Information	1
Incorporation of Certain Documents by Reference	1
Special Note Regarding Forward-Looking Statements	2
Summary	4
Use of Proceeds	8
Ratio of Earnings to Fixed Charges and Preferred Dividends	9
Common Stock Price Range and Dividends	9
Risk Factors	10
Description of Capital Stock	15
Description of Common Stock	15
Description of Preferred Stock	17
Direct Registration System	23
Certain U.S. Federal Income Tax Considerations	24
Certain Erisa Considerations	27
Selling Shareholders	29
Plan of Distribution	34
Legal Matters	35
Experts	35

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (which is referred to in this document as the “SEC”). By using a shelf registration statement, certain selling shareholders may resell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities offered, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find Additional Information.”

You should read this prospectus and any additional information described below under the heading “Where You Can Find Additional Information.”

We and the selling shareholders are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

References in this prospectus to “TSFG”, the “Company”, “we”, “us” and “our” are to The South Financial Group, Inc. (together with its subsidiaries) unless the context otherwise provides.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy these reports and other information at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents by mail from the SEC reference room at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These reports and other information are also filed by us electronically with the SEC and are available at the SEC’s website, www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document that we filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all of the securities (in each case, other than the portions of such documents as indicated):

•	Our Annual Report on Form 10-K for the year ended December 31, 2008;
•

Our Current Reports on Form 8-K (in each case, other than information and exhibits “furnished” to and not “filed” with the SEC in accordance with SEC rules and regulations), filed on January 27, 2009, January 28, 2009, February 9, 2009, February 20, 2009 and February 23, 2009;

•	Our Proxy Statement on Schedule 14A dated March 28, 2008;
•

Our registration statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934 that contains descriptions of TSFG’s common stock and other rights, including all amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing, emailing, or telephoning TSFG at the following address or telephone number:

The South Financial Group, Inc.

102 South Main Street

Greenville, South Carolina 29601

Attn: Brian Wildrick

Telephone: (864) 239-6459

Email: investor@thesouthgroup.com

You should rely only on the information contained or incorporated by reference in this prospectus, any supplemental prospectus or any pricing supplement. We have not authorized anyone to provide you with any other information. We and the selling shareholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of the document.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement, and the information incorporated by reference in this prospectus contain certain forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”

Forward-looking statements provide management’s current expectations or predictions of future conditions, events or results. They may include projections of our revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying or relating to the foregoing. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. These statements speak only as of the date they were made. Management does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made except as required by federal securities law.

There are a number of significant factors which could cause actual conditions, events or results to differ materially from those described in the forward-looking statements, many of which are beyond management’s control or its ability to accurately forecast or predict. Factors that might cause our future performance to vary from that described in our forward-looking statements include market, credit, operational, regulatory, strategic, liquidity, capital and economic factors as described under “Risk Factors” in our periodic reports filed with the SEC, including, without limitation:

•	risks from changes in economic, monetary policy, regulatory, governmental, and industry conditions;
•	changes in interest rates, shape of the yield curve, deposit rates, the net interest margin, and funding sources;
•	market risk (including net interest income at risk analysis and economic value of equity risk analysis) and inflation;
•	risks inherent in making loans including repayment risks and changes in the value of collateral;
•	loan growth, loan sales, the adequacy of the allowance for credit losses, provision for credit losses, and the assessment of problem loans (including loans acquired via acquisition);
•	continued deterioration in the overall credit environment;
•	level, composition, and repricing characteristics of the securities portfolio;
•	deposit growth, change in the mix or type of deposit products and cost of deposits;
•	loss of deposits due to perceived financial condition or otherwise;
•	availability of wholesale funding;
•	adequacy of capital and future capital needs;
•	fluctuations in consumer spending;
•	competition in the banking industry and demand for our products and services;
•	continued availability of senior management;
•	technological changes;
•	ability to increase market share;

•	income and expense projections, ability to control expenses, and expense reduction initiatives;
•	changes in the compensation, benefit, and incentive plans, including compensation accruals;
•	risks associated with income taxes, including the potential for adverse adjustments and realization of deferred taxes;
•

acquisitions, greater than expected deposit attrition or customer loss, inaccuracy of related cost savings estimates, inaccuracy of estimates of financial results, and unanticipated integration issues;

•	valuation of goodwill and intangibles and any potential future impairment;
•	significant delay or inability to execute strategic initiatives designed to grow revenues;
•	changes in management’s assessment of and strategies for lines of business, asset, and deposit categories;
•	changes in accounting policies and practices;
•	changes in the evaluation of the effectiveness of our hedging strategies;
•	changes in regulatory actions, including the potential for adverse adjustments;
•	changes, costs, and effects of litigation, and environmental remediation; and
•	recently-enacted or proposed legislation.

In addition, other factors could adversely affect our results and this list is not a complete set of all potential risks or uncertainties. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus or in our other periodic filings with the SEC.

Such forward-looking statements speak only as of the date on which such statements are made and shall be deemed to be updated by any future filings made by TSFG with the SEC. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events. In addition, certain statements in future filings by TSFG with the SEC, in press releases, and in oral and written statements made by or with the approval of TSFG, which are not statements of historical fact, constitute forward-looking statements.

Non-GAAP Financial Information

This prospectus also contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (which we refer to as GAAP). TSFG’s management uses these non-GAAP measures to analyze TSFG’s performance. In particular, TSFG presents certain designated net interest income amounts on a tax-equivalent basis (in accordance with common industry practice). Management believes that these presentations of tax-equivalent net interest income aid in the comparability of net interest income arising from both taxable and tax-exempt sources over the periods presented. In discussing its deposits, TSFG presents information summarizing its funding generated by customers using the following definitions: “customer deposits,” which are defined by TSFG as total deposits less brokered deposits, and “customer funding,” which is defined by TSFG as total deposits less brokered deposits plus customer sweep accounts. TSFG also discusses its funding generated from non-customer sources using the following definition: “wholesale borrowings” which are defined by TSFG as short-term and long-term borrowings less customer sweep accounts plus brokered deposits. Management believes that these presentations of “customer deposits,” “customer funding,” and “wholesale borrowings” aid in the identification of funding generated by its lines of business versus its treasury department. In addition, TSFG provides data eliminating intangibles in order to present data on a “tangible” basis. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. Management compensates for these limitations by providing detailed reconciliations between GAAP and operating measures. These disclosures should not be viewed as a substitute for GAAP measures, and furthermore, TSFG’s non-GAAP measures may not necessarily be comparable to non-GAAP performance measures of other companies.

SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus. As a result, it does not contain all the information that may be important to you. To understand this transaction fully, you must read this entire prospectus carefully, including the Risk Factors beginning on page 10 and the documents incorporated by reference into this prospectus.

The South Financial Group, Inc.

The South Financial Group, Inc. is a South Carolina corporation headquartered in Greenville, South Carolina. We are a bank holding company, as defined by the Gramm-Leach-Bliley Act of 1999. We operate principally through Carolina First Bank, a South Carolina-chartered commercial bank. Carolina First Bank conducts banking operations in South Carolina and North Carolina (as Carolina First Bank), in Florida (as Mercantile Bank), and on the Internet (as Bank CaroLine).

Our subsidiaries provide a full range of financial services, including deposits, loans, treasury management, merchant processing, full-service brokerage and investments, business and personal insurance, trust, investment management, and financial planning. At December 31, 2008, we conducted business through 180 branch offices in South Carolina, Florida, and North Carolina. At December 31, 2008, we had $13.6 billion in assets, $10.2 billion in loans, $7.5 billion in customer deposits, $1.6 billion in shareholders' equity, and $322.5 million in market capitalization. At December 31, 2008, approximately 45% of TSFG’s customer deposits were in South Carolina, 41% were in Florida, and 14% were in North Carolina.

The address of our principal executive offices is 102 South Main Street, Greenville, South Carolina 29601. Our telephone number is (864) 255-7900.

The Resales

Issuer	The South Financial Group, Inc., a South Carolina corporation.
Securities Offered by Selling Shareholders

Up to 56,565,385 shares of our common stock, par value $1.00 per share (the “Conversion Shares”);

Up to 1,049,308 shares of common stock, par value $1.00 per share (the “Inducement Shares”);

Up to 50,937 shares of our Mandatory Convertible Non-cumulative Preferred Stock, Series 2008ND-V, no par value and a $1,000 liquidation preference per share (which is referred to in this document as the “Series 2008ND-V Preferred Stock”);

Up to 169,343 shares of our Mandatory Convertible Non-cumulative Preferred Stock, Series 2008ND-NV, no par value and a $1,000 liquidation preference per share (which is referred to in this document as the “Series 2008ND-NV Preferred Stock”);

Up to 2,248 shares of our Mandatory Convertible Non-cumulative Preferred Stock, Series 2008D-V, no par value and a $1,000 liquidation preference per share (which is referred to in this document as the “Series 2008D-V Preferred Stock”);

Up to 7,472 shares of our Mandatory Convertible Non-cumulative Preferred Stock, Series 2008D-NV, no par value and a $1,000 liquidation preference per share (which is referred to in this document as the “Series 2008D-NV Preferred Stock” and, together with the Series 2008ND-V Preferred Stock, the Series 2008ND-NV Preferred Stock, and the Series 2008D-V Preferred Stock, the “Preferred Stock”).

Listing	Our common stock is listed on the Nasdaq Global Select Market under the symbol “TSFG”. Our Preferred Stock is not listed on any national securities exchange.
Use of Proceeds	We will not receive any proceeds from the resale of the shares by the selling shareholders.
Risk Factors	For a discussion of risks and uncertainties involved with an investment in our common stock or the Preferred Stock, see “Risk Factors” beginning on page 10 of this prospectus.

Dividends

For information relating to dividends declared per share of common stock, see page 9 of this prospectus. The holders of the TSFG common stock are entitled to dividends when, as and if declared by the board of directors in their discretion out of funds legally available therefor.

Prior to and including May 1, 2011, dividends on the Preferred Stock will be payable quarterly in arrears on each February 1, May 1, August 1 and November 1 (each of which is referred to in this document as a “Dividend Payment Date”), beginning on August 1, 2008.

We will pay dividends on the Preferred Stock at a rate per annum equal to 10.00%. If the mandatory conversion of the Preferred Stock is not effected on May 1, 2011, the dividends on the Preferred Stock will immediately thereafter increase by an additional 5.00% per annum, and will further increase every six months there after by an additional 0.50% per annum until the date on which the mandatory conversion is effected (subject to a maximum increase of 7.00% per annum). If the quarterly cash dividends on the common stock are increased at any time during the two years following May 8, 2008 above $0.05 per share, the dividend rate on the Preferred Stock will be increased by the same percentage that common stock dividends were increased above $0.05 per share. If, at any time from the second anniversary of May 8, 2008 through the date on which the mandatory conversion is effected, the quarterly cash dividends on the common stock are increased above the greater of (i) $0.05 per share and (ii) the per share dividend amount in effect on such second anniversary (such greater amount being referred to in this document as the Dividend Threshold), holders of Preferred Stock will be entitled to a cash distribution per share of Preferred Stock (in addition to the Preferred Stock dividend payment at the rate in effect as of the second anniversary of May 8, 2008) equal to (x) the amount by which the quarterly common stock cash dividend per share exceeds the Dividend Threshold multiplied by (y) the number of shares of common stock into which each share of Preferred Stock could then be converted (without regard to any cut-back in conversion rights).

To the extent that we are legally permitted to pay dividends and declare a dividend payable, we will pay non-cumulative dividends in cash on each Dividend Payment Date (as defined below).

Dividends on the Preferred Stock are not cumulative. Accordingly, if for any reason our Board of Directors does not declare a dividend on the Preferred Stock for a Dividend Period (as defined below) prior to the related Dividend Payment Date, that dividend will not accrue, and we will have no obligation to pay a dividend for that Dividend Period on the Dividend Payment Date or at any time in the future, whether or not our Board of Directors declares a dividend on the Preferred Stock or any other series of our preferred stock or common stock for any future Dividend Period. Quarterly dividend periods (each of which is referred to in this document as a “Dividend Period”) shall commence on each Dividend Payment Date (other than the initial Dividend Period, which shall commence on the date of original issue of the Preferred Stock) and shall end on and exclude the next succeeding Dividend Payment Date (provided in the case of a liquidation, the applicable Dividend Period shall end on and exclude the date of our voluntary or involuntary liquidation, dissolution or winding up, as the case may be).

Dividend Stopper

Subject to certain exceptions, as long as shares of the Preferred Stock are outstanding, we may not (1) declare or pay dividends or make distributions on junior securities, including common stock, or redeem, repurchase or acquire, or make a liquidation payment with respect to, junior securities, including common stock or (2) redeem, purchase, acquire or make a liquidation payment with respect to, or pay or make available monies for a sinking fund for the redemption of any parity securities (other than pursuant to pro rata offers to purchase all or a pro rata portion of the parity securities), unless full dividends on all outstanding shares of the Preferred Stock have been paid or declared and set aside for payment.

Redemption

No holder of TSFG common stock has any redemption or sinking fund privileges, any statutory preemptive or other rights to subscribe for any other shares or securities, or any conversion rights.

The Preferred Stock is not redeemable.

Conversion Price

Each share of Preferred Stock will be convertible into approximately 153.846 shares of our common stock, based on a conversion price of $6.50 per share of common stock (which is referred to in this document as the Conversion Price).

Optional Conversion

Each share of Preferred Stock is optionally convertible into shares of our common stock at any time at the option of the Holder. Holders of Preferred Stock who exercise the optional conversion right will have the right to receive declared and unpaid dividends on the Preferred Stock as of the conversion date, to the extent we are legally permitted to pay such dividends at such time.

Mandatory Conversion

Each share of Preferred Stock is mandatorily convertible into shares of our common stock on May 1, 2011.

On or after the date that is two years following the receipt by us of Shareholder Approval, which date was July 18, 2008, the Preferred Stock is also automatically convertible, if, for a period of 20 consecutive trading days, the closing price of our common stock has been at least $21.00 per share (subject to anti-dilution adjustment).

Holders of Preferred Stock will have the right to receive any dividends declared and due on May 1, 2011, to the extent we are legally permitted to pay such dividends at such time.

For the purposes of this prospectus, “business day” means any day other than a Saturday, Sunday or a day on which banks in New York or South Carolina are authorized by law or executive order to be closed.

Anti-Dilution Adjustments

The formula for determining the Conversion Price and the number of shares of common stock to be delivered upon conversion may be adjusted in the event of stock dividends or distributions in shares of common stock or subdivisions, splits and combinations of our common stock. See “Description of the Preferred Stock — Anti-Dilution Adjustments.”

Reorganization Events (Including Mergers)

In the event of:

•   any consolidation or merger of us with or into another person, in each case pursuant to which the common stock will be converted into cash, securities or other property of the Company or another person;

•   any sale, transfer, lease or conveyance to another person of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, in each case pursuant to which the common stock will be converted into cash, securities or other property;

•   any reclassification of the common stock into securities, including securities other than our common stock; or

•   any statutory exchange of the Company’s securities for those of another person (other than in connection with a merger or acquisition);

each of which is referred to as a “reorganization event,” each share of the Preferred Stock outstanding immediately prior to such reorganization event will, without the consent of holders, become convertible into the types and amounts of securities, cash, and other property that is or was receivable in such reorganization event by a holder of the number of shares of common stock into which such share of Preferred Stock was convertible immediately prior to such reorganization event in exchange for such shares of common stock. In addition, the shares of Preferred Stock will be immediately convertible, notwithstanding any limitations on conversion described in this document, if such reorganization event is also a Make-whole Acquisition (described below in “Description of the Preferred Stock — Make-whole Upon Certain Transactions”) in which we are not the surviving entity in such transaction. See “Description of the Preferred Stock — Reorganization Events.”

Liquidation Rights

In the event of liquidation, the holders of TSFG common stock are entitled to receive pro rata any assets distributable to shareholders related to the shares held by them, subject to the rights of any senior stock that may be issued in the future.

In the event we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of the Preferred Stock will be entitled to receive liquidating distributions in the amount of $1,000 per share of Preferred Stock.

Shareholder Approval

In order to provide holders of the Preferred Stock with full voting rights on an as converted basis (as described below), the Nasdaq Marketplace Rules required that TSFG’s shareholders approve the initial private placement of the Preferred Stock to the selling shareholders (which was entered into on May 1, 2008) by a majority of the total votes cast on the proposal (which is referred to in this document as the Shareholder Approval). On July 18, 2008, Shareholder Approval was obtained.

Voting Rights

Holders of the TSFG common stock are entitled to one vote per share.

Except when entitled to vote as a separate class, the holders of the Preferred Stock are entitled to vote their Preferred Stock on an as converted basis with our common stock as a single class.

The affirmative consent of holders of at least 66 2/3% of the outstanding Preferred Stock (voting as a separate class) will be required (1) for the issuance of any class or series of stock ranking senior to the Preferred Stock as to dividend rights or rights upon liquidation, winding-up or dissolution and for amendments to our amended and restated articles of incorporation that would alter the rights of holders of the Preferred Stock in a manner materially adverse to the holders, (2) to approve any liquidation or dissolution of the Company or any merger or consolidation of the Company with or into any other entity unless (i) the Company is the surviving entity in such merger or consolidation and the Preferred Stock remains outstanding or (ii) the Company is not the surviving entity in such merger or consolidation but the Preferred Stock is not changed in such merger or consolidation into anything other than a class or series of preferred stock of the surviving or resulting entity, or the entity controlling such entity, having such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Preferred Stock, taken as a whole, or

(3) for any acquisition announced by the Company during the first 18 months following May 8, 2008 of another financial institution where the aggregate amount of any cash consideration together with the value of any stock consideration (based on the pre-announcement stock price) paid by the Company for the equity securities of such other institution exceeds $30 million (other than any acquisition of a distressed financial institution where the institution is acquired from or with the affirmative assistance of a bank regulator).

Preferred Stock Ranking

The Preferred Stock will rank upon our liquidation, winding-up or dissolution:

•   senior to our Common stock (including, if applicable and to the fullest extent permitted by law, any preferred stock purchase or similar rights issued with respect thereto pursuant to a shareholder rights plan), and each other class or series of our equity securities, whether currently issued or issued in the future, that does not by its terms rank pari passu or senior to the Preferred Stock with respect to payment of dividends or rights upon our liquidation, dissolution or winding up of our affairs (all of such equity securities, including our common stock, and options, warrants or rights to subscribe for or purchase shares of our common stock or such other equity securities, are collectively referred to herein as the “Junior Stock”);

•   on a parity with each other class or series of our equity securities, whether currently issued or issued in the future, that by its terms ranks pari passu with the Preferred Stock with respect to payment of dividends or rights upon our liquidation, dissolution or winding up of our affairs (all of such equity securities are collectively referred to herein as the “Parity Stock”); and

•   junior to each other class or series of our equity securities, whether currently issued or issued in the future, that by its terms ranks senior to the Preferred Stock with respect to payment of dividends or rights upon our liquidation, dissolution or winding up of our affairs (all of such equity securities are collectively referred to herein as the “Senior Stock”).

The Series 2008D-V, Series 2008D-NV, Series 2008ND-V and Series 2008ND-NV Preferred Stock and shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series 2008-T (the “Series 2008-T Preferred Stock”) issued pursuant to the Treasury Department’s Capital Purchase Program rank in parity to one another.

The Preferred Stock will rank junior in payment to our trust preferred securities and to all obligations of our subsidiaries, including our REIT preferred securities.

Preemptive Rights	None.
Certain United States Federal Income Tax Considerations	For a discussion of certain U.S. federal income tax considerations of purchasing, owning and disposing of the securities are described in “Certain United States Federal Income Tax Considerations.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of any securities offered by the selling shareholders.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table provides TSFG’s consolidated ratios of earnings to fixed charges:
Year Ended December 31,
	2008	2007	2006	2005	2004
Consolidated Ratio of Earnings to Fixed Charges and Preferred Stock Dividends:
Including interest on deposits	**	1.21x	1.35x	1.27x	1.83x
Excluding interest on deposits	**	1.78x	1.93x	1.62x	3.06x
Consolidated Ratio of Earnings to Fixed Charges:
Including interest on deposits	**	1.21x	1.35x	1.27x	1.83x
Excluding interest on deposits	**	1.78x	1.93x	1.62x	3.06x

_________________________

** – Due to TSFG’s loss in 2008, the ratio coverage was less than 1:1. For the Consolidated Ratio of Earnings to Fixed Charges and Preferred Stock Dividends, TSFG must generate additional earnings of $657.8 million to achieve a coverage of 1:1. For the Consolidated Ratio of Earnings to Fixed Charges, TSFG must generate additional earnings of $636.3 million to achieve a coverage of 1:1.

For purposes of computing TSFG’s ratio of earnings to fixed charges associated with “Including interest on deposits”, earnings are equal to pre-tax income from continuing operations with the following items added back: (1) interest costs expensed and (2) one-third of rents (the proportion deemed representative of the interest factor), net of income from subleases. Fixed charges are equal to the sum of (1) interest costs, both expensed and capitalized, and (2) one-third of rents (the proportion deemed representative of the interest factor), net of income from subleases.

For purposes of computing TSFG’s ratio of earnings to fixed charges associated with “Excluding interest on deposits”, earnings are equal to pre-tax income from continuing operations with the following items added back: (1) interest costs expensed less interest on deposits and (2) one-third of rents (the proportion deemed representative of the interest factor), net of income from subleases. Fixed charges are equal to the sum of (1) interest costs, both expensed and capitalized, less interest on deposits and (2) one-third of rents (the proportion deemed representative of the interest factor), net of income from subleases.

COMMON STOCK PRICE RANGE AND DIVIDENDS

Our common stock is traded on the Nasdaq Global Select Market under the symbol “TSFG.” The following table sets forth the reported high and low intraday sales prices for our common stock as quoted by the Nasdaq Global Select Market and the dividends declared per share of common stock for the periods included:

	Price Range		Cash Dividend per Share
	High	Low
2007
First Quarter	$ 27.47	$ 24.57	$ 0.18
Second Quarter	24.81	22.23	0.18
Third Quarter	24.79	20.47	0.18
Fourth Quarter	24.04	15.29	0.19
2008
First Quarter	18.02	12.25	0.19
Second Quarter	15.52	5.21	0.19
Third Quarter	13.50	2.52	0.01
Fourth Quarter	9.53	2.48	0.01
2009
First Quarter (through February 27, 2009)	4.51	0.67	—

The reported last sale price for our common stock on the Nasdaq Global Select Market on February 27, 2009, was $1.26 per share. As of February 27, 2009, there were 84,769,161 shares of our common stock outstanding held by approximately 6,701 shareholders of record.

RISK FACTORS

An investment in our securities is subject to certain risks. You should carefully consider the risks described below, as well as the other information included or incorporated by reference into this prospectus, including our financial statements and the notes thereto, before making an investment decision.

Risks Relating to Our Business

Investing in our company involves various risks, including the risk that you might lose your entire investment. Any one of the risk factors discussed, or other factors, could cause actual results to differ materially from expectations and could adversely affect our profitability. These risks are interrelated, and you should treat them as a whole. These risks described are not the only risks that may affect us. Additional risks and uncertainties not presently known to us or not identified, may also materially and adversely affect our business, financial condition, results of operations and ability to make distributions to our shareholders. Before making an investment decision, you should carefully consider all of the risks described in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which are incorporated by reference herein, and any risk factors in our subsequent Securities and Exchange Commission filings incorporated by reference herein, in addition to the other information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statements referred to in “Special Note Regarding Forward-Looking Statements” on page 2 of this prospectus.

Risks Relating to Offerings by the Selling Shareholders

We are a holding company, and we may not have access to the cash flow and other assets of our subsidiaries that may be needed to make dividend payments on the Preferred Stock.

Although all of our business is conducted through our subsidiaries, none of our subsidiaries are obligated to make funds available to us for payment of dividends on the Preferred Stock. Accordingly, our ability to make payments on the Preferred Stock is dependent on the earnings and the distribution of funds from our subsidiaries. In the event of the insolvency or liquidation of a subsidiary, following payment by such subsidiary of its liabilities, such subsidiary may not have sufficient remaining assets to make payments to us as a shareholder or otherwise. In the event of a default by a subsidiary under any credit arrangement or other indebtedness, its creditors could accelerate such debt, prior to such subsidiary distributing amounts to us that we could have used to make payments on the Preferred Stock. In addition, if we caused a subsidiary to pay a dividend to us in order to pay dividends on the Preferred Stock, and such dividend were determined to be either made in breach of the relevant corporate laws or a fraudulent transfer, holders of the Preferred Stock would be required to return the payment to the subsidiary’s creditors. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the Preferred Stock when due. Further, our ability to receive dividends from our subsidiaries is subject to extensive government regulation. We are subject to extensive regulation that could restrict our activities and impose financial requirements or limitations on the conduct of our business and limit our ability to receive dividends from our subsidiaries.

The securities are equity securities and are subordinate to our existing and future indebtedness.

The securities are equity interests and do not constitute indebtedness. This means the securities rank junior to all of our indebtedness and to other non-equity claims on us and our assets available to satisfy claims on us, including claims in our liquidation. Accordingly, the securities rank junior in right of payment to our trust preferred securities and to all obligations of our subsidiaries, including our REIT preferred securities. Our existing and future indebtedness may restrict payment of dividends on the securities. Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of the securities, (1) dividends are payable only if declared by our Board of Directors and (2) as a corporation, we are subject to restrictions on dividend payments and redemption payments out of lawfully available assets. Further, the securities place no restrictions on our business or operations or on our ability to incur indebtedness. Also, the Preferred Stock places no restrictions on our ability engage in any transactions, subject only to the limited voting rights referred to below under “Description of the Preferred Stock — Voting.” Also, as a bank holding company, our ability to declare and pay dividends depends on a number of federal regulatory considerations.

We are subject to generally applicable restrictions on our ability to pay dividends and repurchase stock under the U.S. Treasury Capital Purchase Program.

For as long as any perpetual preferred stock issued pursuant to the Capital Purchase Program is outstanding, unless we have fully paid all of our dividend obligations under the perpetual preferred stock issued pursuant to the Capital Purchase Program, (i) no dividends may be declared or paid on our preferred stock ranking pari passu with the perpetual preferred stock issued pursuant to the Capital Purchase Program, junior preferred stock or common stock (other than, in the case of preferred shares ranking pari passu with the perpetual preferred stock issued pursuant to the Capital Purchase Program, including any shares of Preferred Stock that remain outstanding following the exchange offer, dividends on a pro rata basis with the perpetual preferred stock) and (ii) we may not repurchase or redeem any preferred stock ranking pari passu with the perpetual preferred stock, junior preferred stock or common stock. We will need the consent of the U.S. Treasury for any increase in common dividends per share until the third anniversary of the date of the investment unless prior to such third anniversary our perpetual preferred stock issued pursuant to the Capital Purchase Program is redeemed in whole or the U.S. Treasury has transferred all of the perpetual preferred stock to third parties.

Dividends on the securities are non-cumulative.

Dividends on the securities are non-cumulative. Consequently, if our board of directors does not authorize and declare a dividend for any dividend period, holders of the securities will not be entitled to receive a dividend for such period, and such undeclared dividend will not accrue and be payable. We will have no obligation to pay dividends for a dividend period after the dividend payment date for such period if our board of directors has not declared such dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to the securities. Our board of directors may determine that it would be in our best interest to pay less than the full amount of the stated dividends on the securities or no dividend for any quarter even if funds are available. Factors that would be considered by our board of directors in making this determination are our financial condition and capital needs, the impact of current and pending legislation and regulations, economic conditions, tax considerations, and such other factors as our board of directors may deem relevant.

Although we have paid cash dividends on our common stock in the past, we may not pay cash dividends on our common stock in the future.

We have a history of paying dividends to our stockholders when sufficient cash is available. However, in May 2008 we reduced our common stock dividends to one cent per share, and future cash dividends will depend upon our results of operations, financial condition, cash requirements and other factors, including the ability of our subsidiaries to make distributions to us, which ability may be restricted by statutory, contractual or other constraints. Also, there can be no assurance that we will continue to pay dividends even if the necessary financial conditions are met and if sufficient cash is available for distribution. Furthermore, as discussed above, the terms of the perpetual preferred stock issued to the U.S. Treasury pursuant to the Capital Purchase Program impose common dividend limitations.

In addition, if at any time before May 1, 2010 we increase the quarterly cash dividends on our common stock above $0.05 per share, the dividend rate on the Preferred Stock will be increased by the same percentage that common stock dividends were increased above $0.05 per share. If at any time from May 1, 2010 through May 1, 2011, we increase the quarterly cash dividends on our common stock above the greater of (i) $0.05 per share and (ii) the per share dividend amount in effect on May 1, 2010 (such greater amount being the “Dividend Threshold”), holders of Preferred Stock will be entitled to a cash distribution per share of Preferred Stock (in addition to the Preferred Stock dividend payment at the rate in effect as of May 8, 2010) equal to (x) the amount by which the quarterly common stock cash dividend per share exceeds the Dividend Threshold multiplied by (y) the number of shares of common stock into which each share of Preferred Stock could then be converted (without regard to any cut-back in conversion rights). In addition, subject to certain limited exceptions, unless full dividends on all outstanding shares of the Preferred Stock have been paid or declared and set aside for payment, we can not pay dividends on our common stock.

We may issue securities that could dilute your ownership.

We may decide to raise additional funds through public or private debt or equity financings to fund our operations. If we raise funds by issuing equity securities or instruments that are convertible into equity securities, the percentage ownership of our current shareholders will be reduced, and the new equity securities may have rights and preferences superior to those of common stock, including the common stock issuable upon conversion of the Preferred Stock. We may also issue equity securities as consideration for acquisitions we may make.

There is no active market for the Preferred Stock, and if an active trading market does not develop for the Preferred Stock, holders may not be able to resell them.

The Preferred Stock has been outstanding for more than eight months and, to the best of our knowledge, no active trading market has developed and the Preferred Stock is not listed on any national securities exchange. We do not expect that any market in the Preferred Stock will develop, or if one does develop, that it will be maintained. In addition, market-making activity, if any, will be subject to the limits imposed by law. Further, even if a market were to exist, the Preferred Stock could trade at prices that may be lower than the initial offering price depending on many factors, including prevailing interest rates and the market for similar securities, general economic conditions and our financial condition, performance and prospects. The liquidity of, and any trading market for, the Preferred Stock may be adversely affected by general declines or disruptions in the market for such similar securities.

If you are able to resell your Preferred Stock, many other factors may affect the price you receive, which may be lower than you believe to be appropriate.

If you are able to resell your Preferred Stock, the price you receive will depend on many other factors that may vary over time, including:

•	the number of potential buyers;
•	the level of liquidity of the Preferred Stock;
•	our financial performance;
•	the amount of indebtedness we have outstanding;
•	the level, direction and volatility of market interest rates generally;
•	the market for similar securities;
•	the market price of our common stock; and
•	the terms of the Preferred Stock.

As a result of these factors, you may only be able to sell your Preferred Stock at prices below those you believe to be appropriate, including prices below the price you paid for them.

The price of our common stock and, therefore, the price of the Preferred Stock, may be subject to fluctuations and volatility.

The market price of our common stock is subject to fluctuations. These fluctuations may cause fluctuations in the price of the Preferred Stock. Among the factors that could affect the price of our common stock are those discussed in these risk factors as well as:

•	actual or anticipated variations in our operating results;
•	changes in financial reports by securities analysts;
•	developments related to investigations, proceedings, or litigation that involves us;
•	announcements relating to strategic relationships, acquisitions or investments;
•	the occurrence of major catastrophic events including terrorist attacks;
•	general financial market conditions; and
•	the legal and regulatory environment for banks.

The stock markets have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock and of the Preferred Stock.

In addition, we expect that the market price of the Preferred Stock will be influenced by yield and interest rates in the capital markets, our creditworthiness, and the occurrence of events affecting us that do not require an adjustment to the conversion rate.

The Preferred Stock may adversely affect the market price of our common stock.

The market price of our common stock is likely to be influenced by the Preferred Stock. For example, the market price of our common stock could become more volatile and could be depressed by:

•	investors’ anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon conversion of the Preferred Stock;
•	possible sales of our common stock by investors who view the Preferred Stock as a more attractive means of equity participation in us than owning shares of our common stock; and
•	hedging or arbitrage trading activity that may develop involving the Preferred Stock and our common stock.

The Conversion Price of the Preferred Stock will not be adjusted for all potential dilutive events.

The Conversion Price of the Preferred Stock is subject to adjustments for certain events, including the issuance of stock dividends on our common stock and subdivisions or combinations of our common stock as described under “Description of the Preferred Stock — Anti-Dilution Adjustments.” The Conversion Price will not be adjusted for other potential events that may adversely affect the trading price of the Preferred Stock or the common stock into which such Preferred Stock may be convertible. In addition, the Conversion Price is not adjustable in the event that we issue our common stock or common stock equivalents at a price that is lower than the Conversion Price of the Preferred Stock.

If there is an adjustment to the Conversion Price of the Preferred Stock, you may be deemed to have received a taxable dividend without the receipt of any cash. Under certain circumstances an adjustment to the Conversion Price may result, and you may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. If you are a non-U.S. holder (as defined in “Certain U.S. Federal Income Tax Considerations”), such deemed dividend may be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Certain U.S. Federal Income Tax Considerations.”

The securities will rank junior to all of our and our subsidiaries’ liabilities in the event of a bankruptcy, liquidation or winding up.

In the event of bankruptcy, liquidation or winding up, our assets will be available to pay obligations on the securities only after all of our liabilities have been paid. Our common stock will rank junior to our preferred stock. In addition, the Preferred Stock will rank in parity with the other series of preferred stock and will effectively rank junior to all existing and future liabilities of our subsidiaries and the capital stock (other than common stock) of the subsidiaries held by entities or persons other than us or entities owned or controlled by us. In addition, upon our voluntary or involuntary liquidation, dissolution, or winding up, holders of common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock. The rights of holders of the Preferred Stock to participate in the assets of our subsidiaries upon any liquidation, reorganization, receivership, or conservatorship of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors and equity holders. In the event of bankruptcy, liquidation, or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay amounts due on any or all of the common stock or the Preferred Stock then outstanding.

Holders of the Preferred Stock may be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.”

Distributions paid to corporate U.S. Holders (as defined in “Certain U.S. Federal Income Tax Considerations”) of the Preferred Stock (or our common stock) may be eligible for the dividends received deduction, and distributions paid to non-corporate U.S. Holders of the Preferred Stock (or our common stock) may be subject to tax at the preferential tax rates applicable to “qualified dividend income,” if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on the Preferred Stock (or our common stock) to qualify as dividends for U.S. federal income tax purposes. If the distributions fail to qualify as dividends, U.S. Holders would be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.” If any distributions on the Preferred Stock (or our common stock) with respect to any fiscal year are not eligible for the dividends-received deduction or preferential tax rates applicable to “qualified dividend income” because of insufficient current or accumulated earnings and profits, the market value of the Preferred Stock (or our common stock) may decline.

DESCRIPTION OF CAPITAL STOCK

The descriptions set forth in this section and under the headings “Description of Common Stock” and “Description of the Preferred Stock” are summaries of the material terms of our Amended and Restated Articles of Incorporation (“articles of incorporation”), our bylaws and applicable provisions of law. Reference is made to the more detailed provisions of, and such descriptions are qualified in their entirety by reference to, our articles of incorporation and bylaws, which are incorporated by reference in the registration statement that we filed with the SEC. You should read our articles of incorporation and bylaws for the provisions that are important to you.

TSFG is authorized to issue a total of 210,000,000 shares of all classes of stock. Of the total number of authorized shares of stock, 200,000,000 shares are common stock, no par value, and 10,000,00 shares are “blank check” preferred stock. As of February 27, 2009, there were 84,769,161 shares of our common stock outstanding and 190,026 shares of Preferred Stock outstanding, consisting of 40,652 shares of Series 2008ND-V Preferred Stock, 139,654 shares of Series 2008ND-NV Preferred Stock, 2,248 shares of Series 2008D-V Preferred Stock and 7,472 shares of Series 2008D-NV Preferred Stock.

All of the issued and outstanding shares of common stock and preferred stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which our shareholders may vote are issued and outstanding.

DESCRIPTION OF COMMON STOCK

General

The holders of the TSFG common stock are entitled to dividends when, as and if declared by the board of directors in their discretion out of funds legally available therefor. TSFG’s principal source of funds is dividends from its subsidiaries. TSFG’s subsidiaries are subject to certain legal restrictions on the amount of dividends they are permitted to pay. All outstanding shares of TSFG common stock are fully paid and non-assessable. Shares of our common stock offered by this prospectus, or issuable upon conversion, exchange, or exercise of any of the other securities offered by this prospectus, will be fully paid and non-assessable. No holder of TSFG common stock has any redemption or sinking fund privileges, any statutory preemptive or other rights to subscribe for any other shares or securities, or any conversion rights. In the event of liquidation, the holders of TSFG common stock are entitled to receive pro rata any assets distributable to shareholders related to the shares held by them, subject to the rights of any senior stock that may be issued in the future. Holders of the TSFG common stock are entitled to one vote per share.

Certain Matters Relevant to Common Stock

Limitation of Director Liability.  The members of the board of directors of TSFG are exempt under TSFG’s articles of incorporation from personal monetary liability to the extent permitted by Section 33-2-102(e) of the 1976 Code of Laws of South Carolina (which is referred to in this document as the “South Carolina Code”). This statutory provision provides that a director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director:

•	for any breach of the director’s duty of loyalty to the corporation or its shareholders;
•

for acts or omissions not in good faith or which involved gross negligence, intentional misconduct, or a knowing violation of law, imposed under Section 33-8-330 of the South Carolina Code (improper distribution to shareholder); or

•	for any transaction from which the director derived an improper personal benefit.

Evaluation of Proposed Business Combinations.  TSFG’s articles of incorporation provide that the board of directors, when evaluating any proposed business combination with TSFG, shall give due consideration to all relevant factors, including without limitation, the social, legal, environmental, and economic effects on the employees, customers, suppliers, and other constituencies of TSFG, and on its subsidiaries, the communities, and geographical areas in which TSFG and its subsidiaries operate or are located, and on any of the businesses and properties of TSFG or any of its subsidiaries, as well as such other factors as the directors deem relevant. TSFG’s board of directors may consider not only the consideration being offered in relation to the then current market price for TSFG’s outstanding shares, but also in relation to the then current value of TSFG in a freely-negotiated transaction and in relation to the board of directors’ estimate of the future value of TSFG (including the unrealized value of its properties and assets) as an independent going concern.

Voting for Directors.  TSFG’s articles of incorporation provide that shareholders may not cumulate votes for the election of directors.

Control Share Acquisition/Business Combination Statutes.  The South Carolina Code has business combination and control share acquisition statutes which may serve to impede takeovers not favored by management. Generally, the business combination statutes prohibit certain South Carolina corporations, including those that have a class of voting securities registered with the Securities and Exchange Commission, from engaging in a “business combination” with an “interested shareholder” for a period of two years after the date of the transaction in which the person became an interested shareholder unless prior to the date of the business combination, the transaction is approved by a majority of disinterested members of the board of directors of the corporation. In addition, the statutes prohibit such corporations from engaging in a “business combination” with an “interested shareholder” unless (i) the transaction is approved by the board of directors before the interested shareholder’s share acquisition date or the purchase of shares made by the interested shareholder on the share acquisition date was approved by the board of directors; (ii) the transaction is approved by the holders of a majority of the outstanding shares of the corporation not beneficially owned by the interested shareholder or any of its affiliates or associates; or (iii) the transaction meets certain criteria specified in the South Carolina Code relating to the consideration for the transaction. A “business combination” includes a merger, asset sale, and other transactions resulting in a financial benefit to the shareholder. An “interested shareholder” is a person who, directly or indirectly, owns 10% or more of the corporation’s voting stock or an affiliate or associate of the corporation who owns, or at any time during the previous two years owned, 10% or more of the corporation’s voting stock. A South Carolina corporation may “opt out” from the application of these South Carolina Code provisions through a provision in its articles of incorporation or bylaws. TSFG has not “opted out” from the application of these provisions.

The South Carolina Code also provides that upon the acquisition by a person of certain threshold percentages of stock (20%, 33% and 50%), a shareholders’ meeting must be held in order to determine whether or not to confer voting rights upon such acquiring person’s shares. The affirmative vote of holders of a majority of all of the outstanding stock of the corporation (excluding shares held by the acquiring person, company officers and company employees who are also directors of the corporation) is required to confer voting rights upon such acquiring person’s shares.

Listing.  The outstanding shares of our common stock are quoted on the Nasdaq Global Select Market under the symbol “TSFG.” The transfer agent for our common stock is Registrar and Transfer Company.

Capital Purchase Program. Prior to December 5, 2011, unless TSFG has redeemed the Series 2008-T Preferred Stock issued to the Treasury Department or the Treasury Department has transferred the Series 2008-T Preferred Stock to a third party, the consent of the Treasury Department will be required for the Company to (1) declare or pay any dividend or make any distribution on its common stock (other than regular quarterly cash dividends of not more than $0.01 per share of common stock) or (2) redeem, purchase or acquire any shares of its common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other circumstances specified in the Purchase Agreement. In addition, the Company’s ability to declare or pay dividends or repurchase its common stock or other equity or capital securities will be subject to restrictions in the event that it fails to declare and pay (or set aside for payment) full dividends on the Series 2008-T Preferred Stock.

Preferred Stock. As long as there is still Preferred Stock outstanding, the following restrictions apply: If at any time before May 1, 2010 we increase the quarterly cash dividends on our common stock above $0.05 per share, the dividend rate on the Preferred Stock will be increased by the same percentage that common stock dividends were increased above $0.05 per share. If at any time from May 1, 2010 through May 1, 2011, we increase the quarterly cash dividends on our common stock above the greater of (i) $0.05 per share and (ii) the per share dividend amount in effect on May 1, 2010 (such greater amount being the “Dividend Threshold”), holders of Preferred Stock will be entitled to a cash distribution per share of Preferred Stock (in addition to the Preferred Stock dividend payment at the rate in effect as of May 8, 2010) equal to (x) the amount by which the quarterly common stock cash dividend per share exceeds the Dividend Threshold multiplied by (y) the number of shares of common stock into which each share of Preferred Stock could then be converted (without regard to any cut-back in conversion rights). In addition, the Company’s ability to declare or pay dividends or repurchase its common stock or other equity or capital securities will be subject to restrictions in the event that it fails to declare and pay (or set aside for payment) full dividends on the Preferred Stock.

Direct Registration System

We have a direct registration (book-entry) program with respect to record ownership of our common stock. See “Direct Registration System.”

DESCRIPTION OF THE PREFERRED STOCK

As used in this section, the terms “us,” “we” or “our” refer to The South Financial Group, Inc. and not any of its subsidiaries.

General

Our amended and restated articles of incorporation authorize the issuance of 10,000,000 shares of preferred stock with no par value. The Preferred Stock constitutes four series of our preferred shares, consisting of 250,000 shares in aggregate with no par value and a liquidation preference $1,000 per share. Certain of the selling shareholders have limited contractual preemptive rights, which are non-transferable. As a holder of the Preferred Stock, you will have no preemptive rights.

Dividends

Prior to and including the, to the extent that we are legally permitted to pay dividends and declare a dividend payable, on each Dividend Payment Date, we will pay non-cumulative cash dividends on the Preferred Stock at a rate per annum equal to 10.00%. If the mandatory conversion of the Preferred Stock is not effected on May 1, 2011, the dividends on the Preferred Stock will immediately thereafter increase by an additional 5.00% per annum, and will further increase every six months thereafter by an additional 0.50% per annum until the date on which the mandatory conversion is effected (subject to a maximum increase of 7.00% per annum). If the quarterly cash dividends on the common stock are increased at any time during the two years following May 8, 2008 above $0.05 per share, the dividend rate on the Preferred Stock will be increased by the same percentage that common stock dividends were increased above $0.05 per share. If at any time from the second anniversary of May 8, 2008 through the date on which the mandatory conversion is effected, the quarterly cash dividends on the common stock are increased above the Dividend Threshold, holders of Preferred Stock will be entitled to a cash distribution per share of Preferred Stock (in addition to the Preferred Stock dividend payment at the dividend rate in effect as of the second anniversary of May 8, 2008) equal to (x) the amount by which the quarterly common stock cash dividend per share exceeds the Dividend Threshold multiplied by (y) the number of shares of common stock into which each share of Preferred Stock could then be converted (without regard to any cut-back in conversion rights).

Dividends on the Preferred Stock will not be cumulative. Accordingly, if for any reason our Board of Directors does not declare a dividend on the Preferred Stock for a Dividend Period prior to the related Dividend Payment Date, that dividend will not accrue, and we will have no obligation to pay a dividend for that Dividend Period on the Dividend Payment Date or at any time in the future, whether or not our Board of Directors declares a dividend on the Preferred Stock or any other series of our preferred stock or common stock for any future Dividend Period. Dividend Periods commence on each Dividend Payment Date (other than the initial Dividend Period, which shall commence on the date of original issue of the Preferred Stock) and shall end on and exclude the next succeeding Dividend Payment Date (provided, that in the case of a liquidation, the applicable Dividend Period shall end on and exclude the date of our voluntary or involuntary liquidation, dissolution or winding up, as the case may be).

So long as shares of the Preferred Stock are outstanding, we may not (1) declare or pay dividends or make distributions on junior securities, including common stock, or redeem, repurchase or acquire, or make a liquidation payment with respect to, Junior Stock (as defined below), including common stock or (2) redeem, purchase, acquire or make a liquidation payment with respect to, or pay or make available monies for a sinking fund for the redemption of any Parity Stock (as defined below) (other than pursuant to pro rata offers to purchase all or a pro rata portion of the Preferred Stock and such Parity Stock), unless full dividends on all outstanding shares of the Preferred Stock have been paid or declared and set aside for payment (with customary exceptions for dividends or distributions paid in equity, redemptions or purchases of any rights pursuant to a shareholder rights plan or by conversion or exchange for other Junior Stock, purchases by us or our affiliates as a broker, dealer, advisor, fiduciary, trustee or comparable capacity in connection with transactions effected by or for the account of our customers and acquisitions of common stock in respect of exercises of employee equity awards and any related tax withholding).

When dividends are not paid in full (or declared and a sum sufficient for such full payment is not so set apart) for any Dividend Period on the Preferred Stock and any Parity Stock, dividends declared on the Preferred Stock and Parity Stock (whether cumulative or non-cumulative) shall only be declared pro rata so that the amount of dividends declared per share on the Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accrued dividends per share on the shares of Preferred Stock (but without, in the case of the Preferred Stock and any other non-cumulative preferred stock, accumulation of unpaid dividends for prior Dividend Periods) and such Parity Stock bear to each other.

Ranking

The Preferred Stock will rank upon our liquidation, winding-up or dissolution:

•

senior to our Common stock (including, if applicable and to the fullest extent permitted by law, any preferred stock purchase or similar rights issued with respect thereto pursuant to a shareholder rights plan), and each other class or series of our equity securities, whether currently issued or issued in the future, that does not by its terms rank pari passu or senior to the Preferred Stock with respect to payment of dividends or rights upon our liquidation, dissolution or winding up of our affairs (all of such equity securities, including our common stock, and options, warrants or rights to subscribe for or purchase shares of our common stock or such other equity securities, are collectively referred to in this document as the “Junior Stock”);

•

on a parity with each other class or series of our equity securities, whether currently issued or issued in the future, that by its terms ranks pari passu with the Preferred Stock with respect to payment of dividends or rights upon our liquidation, dissolution or winding up of our affairs (all of such equity securities are collectively referred to in this document as the “Parity Stock”); and

•

junior to each other class or series of our equity securities, whether currently issued or issued in the future, that by its terms ranks senior to the Preferred Stock with respect to payment of dividends or rights upon our liquidation, dissolution or winding up of our affairs (all of such equity securities are collectively referred to in this document as the “Senior Stock”).

The Series 2008D-V, Series 2008D-NV, Series 2008ND-V and Series 2008ND-NV Preferred Stock and the Series 2008-T Preferred Stock issued pursuant to the Treasury Department’s Capital Purchase Program rank in parity to one another.

The Preferred Stock will rank junior in payment to our trust preferred securities and to all obligations of our subsidiaries, including our REIT preferred securities.

Redemption

The Preferred Stock is not redeemable at any time.

Conversion Rights

Each share of Preferred Stock will be convertible into approximately 153.846 shares of our common stock, based on a conversion price of $6.50 per share of common stock.

Optional Conversion.  Each share of Preferred Stock is optionally convertible into shares of our common stock at any time at the option of the Holder. Holders of Preferred Stock who exercise the optional conversion right will have the right to receive declared and unpaid dividends on the Preferred Stock as of the conversion date, to the extent we are legally permitted to pay such dividends at such time.

Mandatory Conversion.  Each share of Preferred Stock is mandatorily convertible into shares of our common stock on May 1, 2011.

On or after the date that is two years following the receipt by us of Shareholder Approval, which date was July 18, 2008, the Preferred Stock is also automatically convertible, if, for a period of 20 consecutive trading days, the closing price of our common stock has been at least $21.00 per share (subject to anti-dilution adjustment).

Holders of Preferred Stock will have the right to receive any dividends declared and due on May 1, 2011, to the extent we are legally permitted to pay such dividends at such time.

Make-whole Upon Certain Transactions

In the event of a Make-whole Acquisition, the make-whole payment due in respect of each share of Preferred Stock converted in (or within 20 days following) the transaction shall equal the sum of the present values of all scheduled dividend payments on the Preferred Stock from the date of the Make-whole Acquisition to and including May 1, 2011 (or the date that is two years following the receipt by us of Shareholder Approval, which date was July 18, 2008, if the value of the consideration paid in the Make-whole Acquisition is greater than $21.00 per share of common stock), discounted from the applicable Dividend Payment Dates to the date of the Make-whole Acquisition, in each case on a quarterly basis, at the Treasury Rate applicable to the immediately preceding Dividend Period, plus a spread equal to 0.50%, plus in each case accrued and unpaid dividends through the date of the Make-whole Acquisition.

“Treasury Rate” means, with respect to any Dividend Period immediately preceding a Make-whole Acquisition, the rate from the auction held on the date of such Make-whole Acquisition, or the “Auction”, of direct obligations of the United States, or “treasury bills”, having a 3-year maturity under the caption “INVESTMENT RATE” on the display on Reuters (or any successor service) on page USAUCTION 10 (or any other page as may replace such page on such service) or page USAUCTION 11 (or any other page as may replace such page on such service) or, if not so published by 3:00 P.M., New York City time, on the related Calculation Date (as defined below), the Bond Equivalent Yield (as defined below) of the rate for such treasury bills as published in H. 15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High” or, if not so published by 3:00 P.M., New York City time, on the related calculation date (as defined below), the Bond Equivalent Yield of the auction rate of such treasury bills as announced by the U.S. Department of the Treasury. In the event that the auction rate of treasury bills having a 3-year maturity is not so announced by the U.S. Department of the Treasury, or if no such Auction is held, then the Treasury Rate will be the Bond Equivalent Yield of the rate on the date of such Make-Whole Acquisition of treasury bills having a 3-year maturity as published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/ Secondary Market” or, if not yet published by 3:00 P.M., New York City time, on the related calculation date, the rate on such Treasury Rate interest determination date of such treasury bills as published in H. 15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”. If such rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source, then the treasury rate will be calculated by the common stock conversion agent and will be the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the date of such Make-Whole Acquisition, of three primary U.S. government securities dealers (which may include the dealers or their affiliates) selected by the conversion agent for the Preferred Stock, for the issue of treasury bills with a remaining maturity closest to 3 years; however, if the dealers so selected by the conversion agent for the Preferred Stock are not quoting as mentioned in this sentence, the Treasury Rate determined as of the date of such Make-Whole Acquisition will be the Treasury Rate in effect on the date of such Make-whole Acquisition.

“Bond Equivalent Yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

Bond equivalent yield =	D x N	X 100
360 - (D x M)

where “D” refers to the applicable per annum rate for treasury bills quoted on a bank discount basis, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest reset period.

“Calculation Date” means the date that is two business days following the date of the Make-whole Acquisition.

“Make-whole Acquisitions” means completion of any transaction set forth in the first, second or fourth bullet point description of “reorganization event” below, unless the transaction is one in which the persons that beneficially owned directly or indirectly, voting shares of the Company immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving person, or its ultimate parent company, immediately after the transaction.

Shareholder Approval

In order to provide holders of the Preferred Stock with full voting rights on an as converted basis (as described below), the Nasdaq Marketplace Rules required that TSFG’s shareholders approve the initial private placement of the Preferred Stock to the selling shareholders (which was entered into on May 1, 2008) by a majority of the total votes cast on the proposal. On July 18, 2008, Shareholder Approval was obtained.

Anti-Dilution Adjustments

The Conversion Price will be subject to adjustment from time only under the circumstances described below:

Stock Dividends and Distributions and Subdivisions, Splits and Combinations of the common stock.  If we issue common stock as a dividend or distribution on our common stock to all holders of the common stock, or if we affect a share split or share combination of our common stock, the Conversion Price will be adjusted based on the following formula:

CR1	=	CR0 X (OS0/OS1)

where:

CR0	=	The Conversion Price in effect immediately prior to the adjustment relating to such event
CR1	=	The new Conversion Price immediately after the adjustment relating to such event
OS0	=	The number of shares of common stock outstanding immediately prior to such event
OS1	=	The number of shares of common stock outstanding immediately after such event

Any adjustment made pursuant to this paragraph will become effective on the date that is immediately after (1) the date fixed for the determination of holders of common stock entitled to receive such dividend or other distribution or (2) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this paragraph is declared but not so paid or made, the Conversion Price will be readjusted to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

Calculation of Adjustments. No adjustment to the Conversion Price need be made if the holders may participate in the transaction that would otherwise give rise to such adjustment. The applicable Conversion Price shall not be adjusted for certain events including, among others:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any of our present or future employee, director or consultant benefit plans, or any employee agreement or arrangement or program;

•	upon the issuance of any shares of common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the issue date of the Preferred Stock;
•	for a change in the par value of our common stock; and
•	as a result of a tender offer solely to holders of fewer than 100 shares of the common stock.

General.  We shall have the power to resolve any ambiguity and its action in so doing, as evidenced by a resolution of our Board of Directors shall be final and conclusive unless clearly inconsistent with the intent hereof.

Notice of Adjustment.  Whenever the Conversion Price is to be adjusted, we shall: (i) compute the adjusted Conversion Price and prepare and transmit to our transfer agent a certificate of an officer setting forth the adjusted Conversion Price the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price (or if we are not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the holders of the Preferred Stock of the occurrence of such event and (iii) as soon as practicable following the determination of the revised Conversion Price provide, or cause to be provided, to the holders of the Preferred Stock a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

Notice Provision

In the event (1) we declare a dividend (or any other distribution) on our common stock; (2) we authorize the granting to the holders of all or substantially all of our common stock of rights, options or warrants to subscribe for or purchase any share of any class or any other rights, options or warrants; (3) of any reclassification or reorganization of our common stock (other than a subdivision or combination of our outstanding common stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which we are a party and for which approval of any of our shareholders is required, or of the sale or transfer of all or substantially all of our assets; (4) of a tender offer or exchange offer made by us or any of our subsidiaries for any portion of our common stock; or (5) of our voluntary or involuntary dissolution, liquidation or winding up, we will, in each case, send or cause to be sent, by first-class mail, postage prepaid, to each holder of Preferred Stock, as promptly as possible but in any event at least 10 days prior to the applicable date hereinafter specified, a written notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of common stock of record to be entitled to such dividend, distribution or rights, options or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, tender offer, exchange offer, dissolution, liquidation or winding up is expected to become effective or occur, and the date as of which it is expected that holders of common stock of record shall be entitled to exchange their common stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, tender offer, exchange offer, transfer, dissolution, liquidation or winding up.

Reorganization Events

In the event of:

•	any consolidation or merger of us with or into another person in each case pursuant to which our
•	common stock will be converted into cash, securities or other property of us or another person;
•

any sale, transfer, lease or conveyance to another person of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, in each case pursuant to which our common stock will be converted into cash, securities or other property;

•	any reclassification of our common stock into securities, including securities other than our common stock; or
•	any statutory exchange of our securities for those of another person (other than in connection with a merger or acquisition);

each of which is referred to as a “reorganization event,” each share of the Preferred Stock outstanding immediately prior to such reorganization event will, without the consent of holders, become convertible into the types and amounts of securities, cash, and other property that is or was receivable in such reorganization event by a holder of the number of shares of common stock into which such share of Preferred Stock was convertible immediately prior to such reorganization event in exchange for such shares of common stock. In addition, the shares of Preferred Stock will be immediately convertible, notwithstanding any limitations on conversion described in this document, if such reorganization event is also a Make-whole Acquisition (described above) in which we are not the surviving entity in such transaction. The amount of such property receivable upon conversion of any Preferred Stock will be determined based upon the type of property delivered in respect of each share of common stock and the number of shares of common stock that would be received upon conversion of the Preferred Stock but for the provisions governing a reorganization event. Except under certain circumstances, the holders will not have any separate class vote on any reorganization event. See “— Voting.”

Voting

Except when entitled to vote as a separate class, the holders of the Preferred Stock are entitled to vote their Preferred Stock on an as converted basis with our common stock as a single class.

The affirmative consent of holders of at least 66 2/3% of the outstanding Preferred Stock (voting as a separate class) will be required (1) for the issuance of any class or series of stock ranking senior to the Preferred Stock as to dividend rights or rights upon liquidation, winding-up or dissolution and for amendments to our amended and restated articles of incorporation that would alter the rights of holders of the Preferred Stock in a manner materially adverse to the holders, (2) to approve any liquidation or dissolution of the company or any merger or consolidation of the Company with or into any other entity unless (i) the Company is the surviving entity in such merger or consolidation and the Preferred Stock remains outstanding or (ii) the Company is not the surviving entity in such merger or consolidation but the Preferred Stock is not changed in such merger or consolidation into anything other than a class or series of preferred stock of the surviving or resulting entity, or the entity controlling such entity, having such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Preferred Stock, taken as a whole, or (3) for any acquisition announced by the Company during the first 18 months following May 8, 2008 of another financial institution where the aggregate amount of any cash consideration together with the value of any stock consideration (based on the pre-announcement stock price) paid by the Company for the equity securities of such other institution exceeds $30 million (other than any acquisition of a distressed financial institution where the institution is acquired from or with the affirmative assistance of a bank regulator).

Liquidation

In the event of the voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of shares of the Preferred Stock then outstanding shall be entitled, subject to the payment in full or provisions having been made for the payment in full of all claims of our creditors and the liquidation preferences for all Senior Stock, to be paid, out of our assets available for distribution to our shareholders whether from capital, surplus or earnings and before any payment shall be made in respect of our common stock or on any other class of stock ranking junior to the Preferred Stock, an amount equal to $1,000.00 per share. After setting apart or paying in full the preferential amounts due the holders of the Preferred Stock, our remaining assets available for distribution to our shareholders, if any, shall be distributed exclusively to the holders of our common stock or as otherwise provided in our articles of incorporation. If upon our liquidation, dissolution, or winding up, the assets available for distribution to our shareholders are insufficient to pay the holders of the Preferred Stock the full amounts to which they respectively shall be entitled, the holders of the Preferred Stock shall share ratably in any distribution of assets.

Miscellaneous

We will at all times reserve and keep available out of the authorized and unissued shares of our common stock or shares held in the treasury by us, solely for issuance upon the conversion of the Preferred Stock, that number of shares of common stock as shall from time to time be issuable upon the conversion of all the Preferred Stock then outstanding. Any shares of the Preferred Stock converted into shares of our common stock or otherwise reacquired by us shall resume the status of authorized and unissued preferred shares, undesignated as to series, and shall be available for subsequent issuance.

Fractional Shares

No fractional shares of our common stock will be issued to holders of the Preferred Stock upon conversion. In lieu of any fractional shares of common stock otherwise issuable in respect of the aggregate number of shares of the Preferred Stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the closing price per share of our common stock determined as of the second trading day immediately preceding the effective date of conversion. If more than one share of the Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered.

Transfer Agent, Registrar, Paying Agent and Conversion Agent

Registrar and Transfer Company acts as transfer agent, registrar and paying agent for the payment of dividends for the Preferred Stock and the conversion agent for the conversion of the Preferred Stock.

Title

We and the transfer agent, registrar, paying agent and conversion agent treat the registered holder of the Preferred Stock as the absolute owner of the Preferred Stock for the purpose of making dividend payments and settling conversion and for all other purposes.

Replacement of Preferred Stock Certificates

We will replace any mutilated certificate upon surrender of that certificate to the transfer agent. We will replace certificates that become destroyed, stolen or lost at your expense upon delivery to us and the transfer agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the transfer agent and us.

However, we are not required to issue any certificates representing the Preferred Stock on or after the applicable conversion date. In place of the delivery of a replacement certificate following the applicable conversion date, the transfer agent, upon delivery of the evidence and indemnity described above, will deliver the shares of common stock pursuant to the terms of the Preferred Stock formerly evidenced by the certificate.

DIRECT REGISTRATION SYSTEM

We have a direct registration program with respect to record ownership of our common stock and have also implemented a direct registration program with respect to record ownership of the Preferred Stock. Direct registration is a service that allows shares to be owned, reported and transferred electronically without having a physical stock certificate issued. Persons who acquire shares of the Common Stock or the Preferred Stock upon an offering and sale by a selling shareholder by use of this prospectus will not receive a physical stock certificate (unless certificates are specifically requested); rather, ownership of the shares acquired will be recorded in the names of such persons electronically on the books and records of Registrar and Transfer Company. Direct registration is intended to alleviate the problems relating to stolen, misplaced or lost stock certificates and to reduce the paperwork relating to the transfer of ownership of our stock. Under direct registration, the voting, dividend and other rights and benefits of holders of our common stock and the Preferred Stock remain the same as with holders of certificates.

Prior to this registration, the shares of Common Stock and the Preferred Stock which may be sold from time to time by the selling shareholders named in this prospectus were “restricted securities” under the Securities Act. Upon completion of a resale by use of this prospectus, the acquiring shareholders whose shares are registered in their own names will receive a statement confirming the appropriate number of shares of common stock or Preferred Stock, as applicable, and in the case of the Preferred Stock, once the direct registration program goes into effect, through direct registration, rather than a physical stock certificate, unless such shareholder gives specific instructions to our transfer agent to issue such a certificate. For a shareholder who is acquiring Common Stock or Preferred Stock through a broker or other nominee that is a member of (or has a correspondent relationship with) the Depository Trust Company, that shareholder’s shares of Common Stock or Preferred Stock will be credited to the shareholder’s account by the broker or other nominee.

To utilize the services of a stockbroker to sell shares, a shareholder holding shares through direct registration must first add the appropriate stockbroker information to the direct registration account maintained by the transfer agent. Thereafter, such shareholder may transfer the shares by telephone to a brokerage account and then may sell or transfer the shares by giving instructions to the broker.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

In this section, we summarize certain material U.S. federal income tax considerations relating to the purchase, beneficial ownership, conversion, and disposition of the Preferred Stock and the ownership and disposition of our common stock received in respect thereof. This summary deals only with the Preferred Stock and our common stock held as capital assets (as defined in the Internal Revenue Code of 1986, as amended (which is referred to in this document as the “Code”)).

We do not address all of the tax consequences that may be relevant to you in light of your particular circumstances or to you if you are a holder subject to special rules, such as a bank, thrift institution, real estate investment trust, personal holding company, insurance company or a broker, trader or dealer in securities or currencies. Further, we do not address:

•	the U.S. federal income tax consequences to you if you are a tax exempt organization that holds the Preferred Stock or our common stock;
•	the U.S. federal estate, gift or alternative minimum tax consequences to you of the purchase, beneficial ownership, conversion or disposition of the Preferred Stock or our common stock;
•

the U.S. federal income tax consequences to you if you hold the Preferred Stock or our common stock in a “straddle” or as part of a “hedging,” “conversion” or “constructive sale” transaction or if your “functional currency” is not the U.S. dollar; or

•	any state, local or foreign tax consequences to you of the purchase, beneficial ownership, conversion or disposition of the Preferred Stock or our common stock.

This summary is based on the Code, U.S. Treasury regulations (proposed, temporary and final) issued thereunder and administrative and judicial interpretations thereof, all as they currently exist as of the date of this Confidential private placement memorandum and all of which are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below.

You are a “U.S. Holder” if you are a beneficial owner of the Preferred Stock or our common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate if its income is subject to U.S. federal income taxation regardless of its source; or
•

a trust if (i) a U.S. court can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

You are a “Non-U.S. Holder” if you are a beneficial owner of the Preferred Stock or our common stock that is not a U.S. Holder or a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds the Preferred Stock or our common stock, the U.S. federal income tax treatment of the partnership and its partners generally will depend on the status of the partner and the activities of the partnership and its partners. If you are a partner in a partnership holding the Preferred Stock or our common stock, you should consult your tax advisor with regard to the U.S. federal income tax treatment of an investment in the Preferred Stock or our common stock.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR PREFERRED STOCK OR OUR COMMON STOCK. PROSPECTIVE HOLDERS OF OUR PREFERRED STOCK AND OUR COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, FOREIGN INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF SUCH STOCK.

U.S. Holders

Dividends.  Any distribution with respect to the Preferred Stock or our common stock that we pay out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will constitute a dividend and will be includible in gross income by you when paid.

Any such dividend will be eligible for the dividends-received deduction if you are a qualifying corporate U.S. Holder that meets the holding period and other requirements for the dividends-received deduction. In addition, if you are a corporate U.S. Holder, you may be required to reduce your basis in your interest in the Preferred Stock or our common stock with respect to certain “extraordinary dividends,” as provided under Section 1059 of the Code. You should consult your own tax advisor concerning the application of these rules in light of your particular circumstances.

In addition, any such dividend will be considered a “qualified dividend” provided that certain minimum holding period requirements are satisfied. Qualified dividend income received in taxable years beginning before January 1, 2011 by certain non-corporate U.S. Holders, including individuals, generally will be subject to reduced rates of taxation.

Distributions with respect to the Preferred Stock or our common stock in excess of our current or accumulated earnings and profits would be treated first as a non-taxable return of capital to the extent of your basis in the Preferred Stock or our common stock, and thereafter as gain from the sale or exchange of such stock.

Sale, Exchange or Other Disposition.  Upon a sale, exchange or other disposition of the Preferred Stock or our common stock, you generally will recognize capital gain or loss equal to the difference between the amount realized (not including any amount attributable to declared and unpaid dividends, which will be taxable as described above to U.S. Holders of record who have not previously included such dividends in income) and your adjusted tax basis in the Preferred Stock or our common stock. Your adjusted tax basis in the Preferred Stock or our common stock at the time of any such disposition generally should equal your initial tax basis in the Preferred Stock or our common stock at the time of purchase, reduced by the amount of any cash distributions treated as a return of capital as described above. Such capital gain or loss generally will be long-term capital gain or loss if you have held the Preferred Stock or our common stock for more than one year at the time of disposition. Long-term capital gains recognized by certain non corporate U.S. Holders, including individuals, generally are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Conversion of the Preferred Stock into Our Common Stock.  You generally will not recognize any gain or loss in respect of the receipt of our common stock upon the conversion of the Preferred Stock. The adjusted tax basis of our common stock that you receive on conversion will equal the adjusted tax basis of the Preferred Stock converted (reduced by the portion of adjusted tax basis allocated to any fractional common share exchanged for cash, as described below), and the holding period of such common stock received on conversion will generally include the period during which you held the Preferred Stock prior to conversion.

Cash received in lieu of a fractional common share will generally be treated as a payment in a taxable exchange for such fractional common share, and capital gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional common share. Any cash received attributable to any declared and unpaid dividends on the Preferred Stock will be treated as described above under “U.S. Holders — Dividends.”

Adjustment of the Conversion Price.  The Conversion Price of the Preferred Stock is subject to adjustment under certain circumstances. U.S. Treasury regulations promulgated under Section 305 of the Code would treat a U.S. Holder of the Preferred Stock as having received a constructive distribution includable in such U.S. Holder’s income in the manner as described above under “U.S. Holders — Dividends,” above, if and to the extent that certain adjustments in the Conversion Price increase the proportionate interest of a U.S. Holder in our earnings and profits. In addition, an adjustment to the Conversion Price of the Preferred Stock or a failure to make such an adjustment could potentially give rise to constructive distributions to U.S. Holders of our common stock. Thus, under certain circumstances, U.S. Holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property. Adjustments to the Conversion Price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the U.S. Holders of the Preferred Stock, however, should generally not be considered to result in a constructive dividend distribution.

Backup Withholding and Information Reporting.  In general, you may be subject to backup withholding, currently at a rate of 28%, and information reporting with respect to distributions with respect to the Preferred Stock or our common stock and the proceeds received from the disposition of the Preferred Stock or our common stock, unless you are an entity exempt from backup withholding, such as a corporation or a tax-exempt entity, and, when required, demonstrate this fact. If you are not exempt, you may be subject to backup withholding and information reporting unless you provide your Taxpayer Identification Number, or “TIN,” which, if you are an individual, is your Social Security Number; you certify, under penalties of perjury, that (i) the TIN you provide is correct, (ii) you are a U.S. person and (iii) you are not subject to backup withholding because (a) you are exempt from backup withholding, (b) you have not been notified by the IRS that you are subject to backup withholding due to underreporting of interest or dividends or (c) you have been notified by the IRS that you are no longer subject to backup withholding; and you otherwise comply with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax and may entitle you to a refund, provided that you furnish the required information to the IRS in a timely manner.

Non-U.S. Holders

Dividends.  In general, dividends (including any constructive distributions taxable as dividends) with respect to the Preferred Stock or our common stock will be subject to U.S. federal withholding tax at a 30% rate, unless such rate is reduced by an applicable tax treaty. Dividends that are effectively connected with your conduct of a trade or business in the United States and, in the case of an applicable tax treaty, are attributable to your permanent establishment in the United States, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. You will be required to comply with certain certification and disclosure requirements in order for effectively connected income to be exempt from withholding or to claim a reduced treaty rate. Any such effectively connected dividends received by you if you are a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable tax treaty.

Sale, Exchange or Other Disposition.  Any gain that you realize upon a sale, exchange or other disposition of the Preferred Stock or our common stock (including, in the case of conversion, the deemed exchange that gives rise to a payment of cash in lieu of a fractional common share) generally will not be subject to U.S. federal income or withholding tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States and, in the case of an applicable tax treaty, is attributable to your permanent establishment in the United States;

•	you are an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain conditions are met; or
•

we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held the Preferred Stock or our common stock. However, we do not believe that we are currently, and do not anticipate becoming, a U.S. real property holding corporation.

If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax on the net gain derived from the sale. If you are a corporation, then any such effectively connected gain may also, under certain circumstances, be subject to the branch profits tax at a 30% rate, or such lower rate as may be prescribed under an applicable tax treaty. If you are an individual described in the second bullet point above, you will be subject to a flat 30% U.S. federal tax on the gain derived from the sale, which may be offset by U.S.-source capital losses, even though you are not considered a resident of the United States.

Conversion of the Preferred Stock into Our common stock.  You generally will not recognize any gain or loss in respect of the receipt of our common stock upon the conversion of the Preferred Stock, except with respect to any cash received in lieu of a fractional share that is taxable as described above under “Non-U.S. Holders — Sale, Exchange or Other Disposition.”

Adjustment of the Conversion Price.  As described above under “U.S. Holders — Adjustment of the Conversion Price”, adjustments in the Conversion Price (or failures to adjust the Conversion Price) that increase the proportionate interest of a Non-U.S. Holder in our earnings and profits could result in deemed distributions to the Non-U.S. Holder that are taxed as described under “Non-U.S. Holders — Dividends.” Any constructive dividend deemed paid to you will be subject to U.S. federal withholding tax at a 30% rate, unless such rate is reduced by an applicable tax treaty. It is possible that U.S. federal tax on the constructive dividend would be withheld from subsequent payments on the Preferred Stock or our common stock. If you are subject to withholding tax under such circumstances, you should consult your own tax advisor as to whether you can obtain a refund for all or a portion of the withholding tax.

Backup Withholding and Information Reporting.  In general, you will not be subject to backup withholding with respect to payments that we make to you, provided that we do not have actual knowledge or reason to know that you are a U.S. person and you have given us an appropriate statement certifying, under penalties of perjury, that you are not a U.S. person. In addition, you will not be subject to backup withholding with respect to the proceeds of the sale of the Preferred Stock or our common stock within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the shares of the Preferred Stock or Common Stock by employee benefit plans to which (i) Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” applies, (ii) plans, individual retirement accounts and other arrangements to which Section 4975 of the Internal Revenue Code of 1986, as amended, or the “Code” or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Internal Revenue Code of 1986, as amended, which we refer to as the Code, which we collectively refer to as “Similar Laws,” applies, and (iii) entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements, (each of which we call a “Plan”).

Each fiduciary of a Plan should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Preferred Stock or Common Stock. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, with respect to certain Plans, we and certain of our affiliates may be each considered “parties in interest,” under ERISA or “disqualified persons” under the Code, collectively, referred to as “Parties in Interest.” Section 406 of ERISA and Section 4975 of the Code prohibit Plans (including entities such as collective investment funds, partnerships and separate accounts or insurance company pooled separate accounts or insurance company general accounts whose underlying assets include the assets of Plans) from engaging in certain transactions involving “plan assets” with persons who are Parties in Interest with respect to the Plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain plans including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under Similar Laws.

The acquisition or holding of the Preferred Stock or Common Stock by a Plan with respect to which we or certain of our affiliates is or becomes a party in interest may constitute or result in prohibited transactions under ERISA or Section 4975 of the Code, unless the Preferred Stock or Common Stock is acquired or held pursuant to and in accordance with an applicable exemption. Accordingly, the Preferred Stock may not be purchased or held by any Plan or any person investing “plan assets” of any Plan, unless such purchase or holding is eligible for the exemptive relief available under a Prohibited Transaction Class Exemption, or “PTCE,” or there is some other basis on which the purchase and holding of the Preferred Stock or Common Stock is not prohibited.

The U.S. Department of Labor has issued PTCEs that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the shares of the Preferred Stock. Those PTCEs include:

•	PTCE 96-23 — for certain transactions determined by in-house asset managers;
•	PTCE 95-60 — for certain transactions involving insurance company general accounts;
•	PTCE 91-38 — for certain transactions involving bank collective investment funds;
•	PTCE 90-1 — for certain transactions involving insurance company separate accounts; and
•	PTCE 84-14 — for certain transactions determined by independent qualified professional asset managers.

In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) each provide a limited exemption, called the “service provider exemption,” for certain transactions with non-fiduciary service providers for transactions that are for adequate consideration. However, no assurance can be made that all of the conditions of any such exemptions will be satisfied.

Because of the possibility that direct or indirect prohibited transactions or violations of Similar Laws could occur as a result of the purchase, holding or disposition of the shares of the Preferred Stock or Common Stock by a Plan, the shares of the Preferred Stock or Common Stock may not be purchased by any Plan, or any person investing the assets of any Plan, unless its purchase, holding and disposition of the shares of the Preferred Stock or Common Stock will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or a violation of any Similar Laws. Any purchaser or holder of the shares of Preferred Stock or Common Stock or any interest in the shares of the Preferred Stock or Common Stock will be deemed to have represented by its purchase and holding of the shares of the Preferred Stock or Common Stock that either:

•	its purchase and holding of the Preferred Stock or Common Stock is not made on behalf of or with “plan assets” of any Plan; or
•

if its purchase and holding of the Preferred Stock or Common Stock is made on behalf of or with “plan assets” of a Plan, then (i) its purchase and holding of the Preferred Stock or Common Stock will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code and (ii) neither we nor any of our affiliates is acting as a fiduciary (within the meaning of Section 3(21)) of ERISA in connection with the purchase or holding of the Preferred Stock or Common Stock and has not provided any advice that has formed or may form a basis for any investment decision concerning the purchase or holding of the Preferred Stock or Common Stock.

In addition, each purchaser and holder of the Preferred Stock or Common Stock or any interest therein on behalf of any governmental plan, or other plan that is not subject to ERISA or Section 4975 of the Code, will be deemed to have represented and warranted by its purchase or holding of the Preferred Stock or Common Stock or any interest therein that such purchase and holding does not violate any applicable Similar Laws.

Due to the complexity of these rules and the penalties imposed upon persons involved in non-exempt prohibited transactions, it is important that any person considering the purchase of shares of the Preferred Stock on behalf of or with the assets of any Plan consult with its counsel regarding the consequences under ERISA, the Code and any applicable similar laws of the acquisition, ownership and disposition of shares of the Preferred Stock or Common Stock, whether any exemption would be applicable, and whether all conditions of such exemption have been satisfied such that the acquisition and holding of the shares of the Preferred Stock or Common Stock by the Plan are entitled to full exemptive relief thereunder.

Nothing herein shall be construed as, and the sale of shares of the Preferred Stock or Common Stock to a Plan is in no respect, a representation by us or the underwriters that any investment in the shares of the Preferred Stock or Common Stock would meet any or all of the relevant legal requirements with respect to investment by, or is appropriate for, Plans generally or any particular Plan.

SELLING SHAREHOLDERS

We are registering for resale the shares covered by this prospectus on behalf of certain TSFG shareholders. The selling shareholders listed below acquired the resale shares or securities that either have been exchanged for or will be convertible into resale shares offered by this prospectus from TSFG in connection with placements by TSFG in May 2008 and January 2009 in reliance on exemptions from registration under the Securities Act of 1933, as amended. Sandler O’Neill & Partners, L.P. assisted us in connection with selling the resale shares in the private placement in May 2008. We are registering the shares to permit the shareholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a shareholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate. Except for the ownership of the securities of TSFG set forth in the below table, and except for Samuel H. Vickers and Michael R. Hogan, who are former directors, the selling shareholders listed below as “unaffiliated selling shareholders” have not had any material relationship with us within the past three years.

The table below sets forth information with respect to the selling shareholders and the number of shares of Common Stock and Preferred Stock that may be resold pursuant to this prospectus. Information regarding certain selling shareholders who are not identified below may be added, following effectiveness of the Registration Statement of which this prospectus form a part, by means of a prospectus filed pursuant to Rule 424(b)(7), a post-effective amendment to the Registration Statement or an Exchange Act report incorporated by reference into the prospectus that is part of the Registration Statement. Such amendments or supplements shall include the names of previously unidentified selling shareholders and amounts of Common Stock and Preferred Stock that they intend to sell.

With respect to the non-affiliated selling shareholders, we have prepared the table based on information given to us by, or on behalf of, the selling shareholders in May 2008, as supplemented by information as of February 20, 2009. With respect to the selling shareholders who are directors or officers of TSFG, the information provided is as of February 20, 2009, as supplemented by information as of March 3, 2009. The selling shareholders may have sold, transferred or otherwise disposed of some or all of their shares of common stock since the date on which the selling shareholders provided this information.

The number of shares beneficially owned by each selling shareholder is determined according to the rules of the SEC, and the information is not necessarily indicative of ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. As a consequence, several persons may be deemed to be the “beneficial owners” of the same shares. The selling shareholders and their respective transferees, pledgees, donees or successors, may from time to time offer and sell pursuant to this prospectus any or all of the shares of Common Stock or Preferred Stock owned by such selling shareholder, but are under no obligation to offer or sell any of the shares.

	Common Stock			Preferred Stock
Shareholders	Number of Shares of Common Stock Beneficially Owned(1)	Maximum Number of Shares of Common Stock Which May be Resold Hereby(2)	% Beneficially Owned (After Completion of the Offering)(3)	Shares Beneficially Owned and Which May be Resold Hereby	% Beneficially Owned (After Completion of the Offering)(4)

Selling Shareholders who are Directors or Management of TSFG
J.W. Davis, Director	60,734(5)	15,384	*	100	*
Lynn Harton, CEO, President and Director	47,554(6)	13,076	*	85	*
M. Dexter Hagy, Director	47,327(7)	76,923	*	500	*
William S. Hummers III, Director	137,475(8)	38,461	*	250	*
Challis M. Lowe, Director	13,906	11,538	*	75	*
Darla D. Moore, Director	12,374	153,846	*	1,000	*
Jon W. Pritchett, Director	1,052,474(9)	307,692	*	2,000	*
H. Earle Russell, Jr., Director	44,007(10)	7,692	*	50	*
William R. Timmons III, Director	681,290(11)	753,846	*	4,900(12)	*
Mack I. Whittle, Jr., Director	867,330(13)	38,461	*	250(14)	*
Unaffiliated Selling Shareholders and Former Directors
Bay Pond Investors (Bermuda) L.P. (Morgan Stanley & Co. as nominee for Bay Pond Partners (Bermuda) L.P.)(15)	0	1,384,615	*	9,000	*
Bay Pond Partners L.P. (Morgan Stanley & Co. as nominee for Bay Pond Partners L.P.)(16)	0	1,846,153	*	12,000	*
Canpartners Investments IV, LLC(17)	0	1,350,769	*	8,780	*
First Opportunity Fund, Inc. (nominee: Scrod & Co.(18)	0	846,153	*	5,500	*
George D. Johnson Revocable Trust, 7/17/2001, George D. Johnson, Jr. Trustee	0	153,846	*	1,000	*
Hare & Co. FBO John Hancock Bank and Thrift Opportunity Fund	0	527,846	*	3,431	*
Michael R. Hogan, Former Director	115,256	15,384	*	100(19)	*
Jerome C. Kline	317,828(20)	38,461	*	250	*
Maverick Fund II, Ltd.(21)	0	3,595,846	*	23,373	*
Maverick Fund USA, Ltd.(22)	147,139	987,230	*	6,417	*
Maverick Fund, L.D.C.(23)	338,096	2,636,000	*	17,134	*
Maverick Long Enhanced Fund, Ltd.(24)	70,360	117,230	*	762	*

Maverick Long Fund, Ltd.(25)	15,368	64,769	*	421	*
Maverick Neutral Fund, Ltd.(26)	57,967	67,692	*	440	*
Maverick Neutral Levered Fund, Ltd.(27)	120,098	134,153	*	872	*
OZ Domestic Partners II, L.P.(28)	3,158,945	3,158,945	*	0	*
OZ Domestic Partners, L.P.(29)	2,883,592	2,883,592	*	0	*
OZ Global Special Investments, L.P.(30)	2,002,771	2,002,771	*	0	*
RCM Financial Services, LP	0	1,153,846	*	7,500	*
Sandgrass & Co. FBO John Hancock Regional Bank Fund	0	1,010,615	*	6,569	*
UVIMCO II, LLC(31)	3,806	89,384	*	581	*
Samuel H. Vickers, Former Director	34,329(32)	15,384	*	100(33)	*
Wolf Creek Investors (Bermuda, L.P. (nominee: Goldman Sachs & Co(34)	0	1,384,615	*	9,000	*
Wolf Creek Partners L.P. (nominee: Goldman Sachs & Co(35)	0	1,384,615	*	9,000	*

* Less than 1%.

(1) The “Number of Shares of Common Stock Beneficially Owned” column does not include common stock issuable upon conversion of Preferred Stock.

(2) The “Maximum Number of Shares of Common Stock which may be Resold Hereby” column consists of all common stock issuable upon conversion of such selling shareholder’s Preferred Stock, assuming the minimum conversion price of $6.50 per share with respect to shares of Preferred Stock held by our directors, former directors, officers and Jerome C. Kline and the minimum conversion price of $6.50 with respect to shares of Preferred Stock held by all other non-affiliated selling shareholders. This amount may include common stock that has already been issued pursuant to conversions or exchanges of Preferred Stock occurring prior to February 20, 2009.

(3) The percentage ownership of shares of common stock in the “% (after completion of the offering)” column assumes the sale of all securities offered hereunder and is calculated based on a share count which includes, in addition to the 84,769,161 shares of common stock outstanding as of February 27, 2009, 29,234,769 shares of common stock issuable upon the conversion of all the outstanding Preferred Stock that has not already been converted or exchanged.

(4) The percentage ownership of Preferred Stock in the “% (after completion of the offering)” column assumes the sale of all securities offered hereunder and is calculated based on 190,026 of our Preferred Stock outstanding.

(5) Includes 4,111 shares subject to unvested restricted stock unit grants and 21,272 shares subject to employee stock options which are currently exercisable (or will be exercisable within the next 60 days).

(6) Includes 5,000 shares subject to stock options and 25,977 shares subject to unvested restricted stock and restricted stock unit grants.

(7) Includes 5,375 shares directly held by a limited partnership of which Mr. Hagy is a partner.

(8) Includes 12,393 shares directly held by Mr. Hummers’ spouse and 15,000 shares subject to unvested restricted stock and restricted stock unit grants.

(9) Includes 10,626 shares held by Mr. Pritchett as custodian for the benefit of minor children; 35,303 shares directly held by Mr. Pritchett’s spouse; 685,094 shares directly held by Kelly S. Pritchett Trustee UX 12/30/03 The Jon W. Pritchett Intangible Trust, Jon W. Pritchett Trustee U/A 12/30/03 The Marvin H. Prichett Intangible Trust, Jon W. Pritchett Trustee of The Marvin H. Pritchett Intangible Trust, and Jon W. Pritchett & Robin P. Wilson & Phillip W. Pritchett Co-Trustees of The Pritchett Family Trust; and 173,197 shares directly held by Pritchett, Inc. and Pritchett Holdings, of which Mr. Pritchett is a principal.

(10) Includes 237 shares held by Dr. Russell as custodian for the benefit of minor children, 11,050 shares held through the TSFG Director and Executive Deferred Compensation Plan and options covering 10,857 shares.

(11) Includes 471,079 shares directly held by Canal Insurance Company of which Mr. Timmons is a principal; 30,232 shares directly held by the Canal Insurance Pension Fund (Mr. Timmons directs the investments of the Pension Fund); 108,254 shares directly held by Central Investments, L.P. (this is a family LP and it’s ownership structure is complicated – however, Mr. Timmons directs investment activity); 300 shares directly held by Mr. Timmons’ spouse; and 8,714 shares held by the WRT, Jr. Revocable Living Trust of which Mr. Timmons is a Trustee. In addition, includes 8,483 shares that are subject to stock options all of which are currently exercisable and 30,377 shares held through the TSFG Director and Executive Deferred Compensation Plan.

(12) Includes 3,650 shares held by Canal Insurance Company, a corporation of which Mr. Timmons is a principal; 1,000 shares held by Central Investments, L.P., a limited partnership for which Mr. Timmons holds investment authority; and 250 shares held through the TSFG Director and Executive Deferred Compensation Plan.

(13) Includes 464 of shares held by Mr. Whittle as custodian for the benefit of minor children; 1,233 shares directly held by Mr. Whittle’s spouse; and 153,167 shares subject to employee stock options which are currently exercisable (or will be exercisable within the next 60 days) and 10,909 shares held through the TSFG Director and Executive Deferred Compensation Plan.

(14) Includes 10 shares held by Patricia Cameron Whittle (Mr. Whittle’s daughter); 50 shares held by Jennifer M. Whittle (Mr. Whittle’s spouse); and 190 shares held through the TSFG Director and Executive Deferred Compensation Plan (which Mr. Whittle does not have the right to acquire within 60 days). Mr. Whittle disclaims beneficial ownership of the 10 shares held by Patricia Cameron Whittle.

(15) Wellington Management Company, LLP is investment advisor to this shareholder. Wellington Management Company, LLP is an investment advisor registered under the Investment Adviser’s Act of 1940, as amended and, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

(16) See note 15.

(17) Shares listed in the table that are owned by Canpartners Investments IV, LLC may also be deemed to be beneficially owned by Canyon Value Realization Fund, L.P., The Canyon Value Realization Fund (Cayman), Ltd., and/or Canyon Balanced Equity Master Fund, Ltd. Canyon Capital Advisors LLC serves as investment adviser to such entities, with power to direct investments and/or sole power to vote the shares owned by such entities, as well as shares owned by certain other individual and institutional investors. For purposes of reporting requirements of the Securities Exchange Act of 1934, Canyon Capital Advisors LLC may be deemed to be the beneficial owner of all of such shares. Each of Canyon Value Realization Fund, L.P., The Canyon Value Realization Fund (Cayman), Ltd., Canyon Balanced Equity Master Fund, Ltd. and Canyon Capital Advisors LLC expressly disclaims that it is, in fact, the beneficial owner of such shares.

(18) See note 15.

(19) The shares were purchased when Mr. Hogan was a director of the Corporation. Mr. Hogan retired from the board of directors in August 2008.

(20) Includes 50,905 shares held by Mr. Kline’s spouse.

(21) Maverick Capital, Ltd. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and, as such, may be deemed to have beneficial ownership of the shares held by Maverick Fund, L.D.C., Maverick Fund USA, Ltd., Maverick Fund II, Ltd., Maverick Neutral Fund, Ltd., Maverick Neutral Levered Fund, Ltd., Maverick Long Fund, Ltd., Maverick Long Enhanced Fund, Ltd. and UVIMCO II, LLC through the investment discretion it exercises over these accounts. Maverick Capital Management, LLC is the general partner of Maverick Capital, Ltd. Lee S. Ainslie III is the manager of Maverick Capital Management, LLC who possesses sole investment discretion pursuant to Maverick Capital Management, LLC’s regulations. The address for the entities affiliated with Maverick Capital, Ltd. is 300 Crescent Court, 18th Floor, Dallas, TX 75201.

(22) See note 21.

(23) See note 21.

(24) See note 21.

(25) See note 21.

(26) See note 21.

(27) See note 21.

(28) Daniel S. Och as Chief Executive Officer of Och-Ziff Holding Corporation, the General Partner of OZ Management LP, which is the Investment Manager of this selling shareholder, may be deemed to have voting/investment control of the registerable securities held by the selling security holder. His address is 9 West 57th Street, 39th floor, New York, NY 10019. We have been advised by the selling shareholder that it has voting and dispositive power over the shares. On January 27, 2009, all of the selling shareholder’s shares of Series 2008ND-V Preferred Stock and Series 2008ND-NV Preferred Stock were exchanged for 3,728,737 shares of common stock comprising of 2,747,077 Conversion Shares and an additional 981,660 Inducement Shares. Subsequently, the selling shareholder sold 569,792 Inducement Shares pursuant to an exemption from the SEC’s registration requirements.

(29) Daniel S. Och as Chief Executive Officer of Och-Ziff Holding Corporation, the General Partner of OZ Management LP, which is the Investment Manager of this selling shareholder, may be deemed to have voting/investment control of the registerable securities held by the selling security holder. His address is 9 West 57th Street, 39th floor, New York, NY 10019. We have been advised by the selling shareholder that it has voting and dispositive power over the shares. On January 27, 2009, all of the selling shareholder’s shares of Series 2008ND-V Preferred Stock and Series 2008ND-NV Preferred Stock were exchanged for 3,403,392 shares of common stock comprising of 2,507,385 Conversion Shares and an additional 896,007 Inducement Shares. Subsequently, the selling shareholder sold 519,800 Inducement Shares pursuant to an exemption from the SEC’s registration requirements.

(30) Daniel S. Och as Chief Executive Officer of Och-Ziff Holding Corporation, the General Partner of OZ Management LP, which is the Investment Manager of this selling shareholder, may be deemed to have voting/investment control of the registerable securities held by the selling security holder. His address is 9 West 57th Street, 39th floor, New York, NY 10019. We have been advised by the selling shareholder that it has voting and dispositive power over the shares. On January 27, 2009, all of the selling shareholder’s shares of Series 2008ND-V Preferred Stock and Series 2008ND-NV Preferred Stock were exchanged for 2,363,871 shares of common stock comprising of 1,741,538 Conversion Shares and an additional 622,333 Inducement Shares. Subsequently, the selling shareholder sold 361,100 Inducement Shares pursuant to an exemption from the SEC’s registration requirements.

(31) See note 21.

(32) Includes 10,000 shares owned by Design Containers, Inc., a corporation of which Mr. Vickers is a principal, and options covering 13,839 shares, which expire March 2009.

(33) These shares are held by The Roberta T. Vickers Irrevocable Living Trust II, dated November 27, 1987. Neither Mr. Vickers nor his spouse is a trustee or a beneficiary of this trust. The shares were purchased when Mr. Vickers was a director of the Corporation. Mr. Vickers retired from the board of directors on March 13, 2008.

(34) See note 15.

(35) See note 15.

PLAN OF DISTRIBUTION

This prospectus may be used for resales from time to time by the selling shareholders set forth under “Selling Shareholders.”

Subject to the restrictions described in this prospectus, the securities being resold under this prospectus may be resold from time to time in any of the following ways:

•

with respect to the Common Stock, on the Nasdaq Global Select Market or such other national security exchange on which our common stock is listed, in transactions that may include special offerings and exchange distributions pursuant to and in accordance with the rules of such exchange;

•	in the over-the-counter market;
•	in transactions otherwise than on an exchange or in the over-the-counter market, or in a combination of any such transactions;
•	through the writing of options;
•	through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	in privately negotiated transactions;
•	in short sales;
•	through transactions in which broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
•	through a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

In connection with resales of the securities or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities and deliver securities to close out such short positions, or loan or pledge common stock to broker-dealers that in turn may sell such securities. Such transactions may be effected by the selling shareholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling shareholders may effect such transactions by selling the securities to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts or commissions from the selling shareholders and may receive commissions from the purchasers of the securities for whom they may act as agent (which discounts or commissions from the selling shareholders or such purchasers will not exceed those customary in the type of transactions involved).

The selling shareholders may pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock or the shares of Preferred Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of Common Stock and the shares of Preferred Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the selling shareholders or borrowed from the selling shareholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling shareholders in settlement of those derivatives to close out any related open borrowings of stock.

Any broker-dealers that participate with the selling shareholders in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts received by such broker-dealers and any profit on the resale of the securities by such broker-dealers might be deemed to be underwriting discounts and commissions under such act.

We are required to pay all fees and expenses incident to the registration of the securities. We have agreed to indemnify certain of the selling shareholders against certain losses, claims, damages, and liabilities.

Under the securities laws of some states, the shares of Common Stock and the shares of Preferred Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock and the shares of Preferred Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock and the shares of Preferred Stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock and the shares of Preferred Stock to engage in market-making activities with respect to the shares of Common Stock or the shares of Preferred Stock, as applicable. All of the foregoing may affect the marketability of the shares of Common Stock and the shares of Preferred Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock or the shares of Preferred Stock, as applicable.

There can be no assurance that any selling shareholder will sell any or all of the shares of Common Stock or the shares of Preferred Stock registered pursuant to the registration statement, of which this prospectus forms a part. Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock and the shares of Preferred Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the Preferred Stock and the Common Stock offered hereby and certain other legal matters has been passed upon for us by William P. Crawford, Jr., Esq., the Company’s General Counsel. As of February 27, 2009, Mr. Crawford owned 12,148 shares of our common stock, including options to purchase 18,601 shares of our common stock exercisable within 60 days.

EXPERTS

The financial statements incorporated in this Prospectus by reference to management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this document by reference to our Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report(s) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, which report is also incorporated by reference in this document and has been given on the authority of said firm as experts in auditing and accounting.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable in connection with the distribution of the securities being registered. All amounts are estimated, except for the SEC registration fee.

SEC registration fee	$ 9,106.42
Printing and engraving expenses	50,000
Legal fees	50,000
Accounting fees	25,000
Miscellaneous expenses	25,000
Total	$159,106.42
Item 15.	Indemnification of Directors and Officers.

Reference is made to Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, which provides for indemnification of officers and directors of South Carolina corporations in certain instances in connection with legal proceedings involving any such persons because of being or having been an officer or director. The Company’s Bylaws provide (i) that the Corporation shall indemnify any individual made a party to a proceeding because he is or was a Director of the Corporation against liability incurred in the proceeding to the fullest extent permitted by law, and (ii) that the Corporation shall pay for or reimburse the reasonable expenses incurred by a Director who is a party to a proceeding in advance of final disposition of the proceeding to the fullest extent permitted by law. The Company has entered into indemnification agreements with each of its Directors, which generally make the above-referenced Bylaws provisions the basis of a contract between the Company and each director.

Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, also permits a corporation to purchase and maintain insurance on behalf of a person who is or was an officer or director. The Company maintains directors’ and officers’ liability insurance.

Reference is made to Chapter 2 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, respecting the limitation in a corporation’s articles of incorporation of the personal liability of a director for breach of the director’s fiduciary duty. Reference is made to the Company’s Amended and Restated Articles of Incorporation filed with the South Carolina Secretary of State on March 24, 2003 which state: “A director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involved gross negligence, intentional misconduct, or a knowing violation of law, (iii) imposed under Section 33-8-330 of the South Carolina Business Corporation Act of 1988 (improper distribution to shareholder), or (iv) for any transaction from which the director derived an improper personal benefit.”

Item 16.	Exhibits
Number Exhibits	Exhibit
4.1	Specimen certificate for shares of Preferred Stock, Series 2008ND-V (Incorporated by reference to Exhibit 4.1 of Post Effective Amendment No. 1 to Form S-3, Commission File No. 333-151484)
4.2	Specimen certificate for shares of Preferred Stock, Series 2008ND-NV (Incorporated by reference to Exhibit 4.2 of Post Effective Amendment No. 1 to Form S-3, Commission File No. 333-151484)
4.3	Specimen certificate for shares of Preferred Stock, Series 2008D-V (Incorporated by reference to Exhibit 4.3 of Post Effective Amendment No. 1 to Form S-3, Commission File No. 333-151484)
4.4	Specimen certificate for shares of Preferred Stock, Series 2008D-NV (Incorporated by reference to Exhibit 4.4 of Post Effective Amendment No. 1 to Form S-3, Commission File No. 333-151484)
4.5	Specimen certificate for shares of common stock. (Incorporated by Reference to Exhibit 4.1 of TSFG’s Registration Statement on Form S-1, Commission File No. 33-7470)
4.6	Articles of Incorporation of TSFG (Incorporated by reference to Exhibits 3.1 and 3.2 of TSFG’s Quarterly Report on Form 10-Q for the three months ended March 31, 2004)
4.7

Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company, creating classes of Preferred Stock, Series 2008ND-V, Series 2008ND-NV, Series 2008D-Vand Series 2008D-NV. (Incorporated by reference to Exhibit 3.01 of TSFG’s Current Report on Form 8-K dated May 9, 2008, Commission File No. 0-15083)

4.8	Bylaws of TSFG, as amended (Incorporated by reference to Exhibit 3.1 of TSFG’s Current Report on Form 8-K dated August 17, 2005, Commission File No. 0-15083)
5.1

Opinion of William P. Crawford, Jr., Esq., the Company’s General Counsel, as to the validity of the Preferred Stock and Common Stock  (Incorporated by reference to Exhibit 5.1 of Post Effective Amendment No. 1 to Form S-3, Commission File No. 333-151484)

12.1	Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends (Incorporated by reference to Exhibit 12.1 of Post Effective Amendment No. 1 to Form S-3, Commission File No. 333-151484)
23.1	Consent of PricewaterhouseCoopers LLP
23.2	William P. Crawford, Jr., Esq., the Company’s General Counsel, with respect to the opinion filed herewith as Exhibit 5.1 (contained in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)

Item 17. Undertakings.

The Registrant hereby undertakes:

(a)

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)	If the registrant is relying on Rule 430B (§230.430B of this chapter):

A. Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)         That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

(d)         To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on the 4th day of March, 2009.

                              THE SOUTH FINANCIAL GROUP, INC.

By:	/s/ James R. Gordon
James R. Gordon
Senior Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Post-Effective Amendment No. 2 to the Registration Statement below.

* H. Lynn Harton	President and Chief Executive Officer; Director (principal executive officer)	March 4, 2009
* James R. Gordon	Senior Executive Vice President and Chief Financial Officer (principal financial officer)	March 4, 2009
* Christopher G. Speaks	Executive Vice President (principal accounting officer)	March 4, 2009
* William P. Brant	Director	March 4, 2009
* J. W. Davis	Director	March 4, 2009
M. Dexter Hagy	Director	March 4, 2009
* William S. Hummers, III	Director	March 4, 2009

* Challis M. Lowe	Director	March 4, 2009
Darla D. Moore	Director	March 4, 2009
* Jon W. Pritchett	Director	March 4, 2009
* H. Earle Russell, Jr., M.D.	Director	March 4, 2009
* Edward J. Sebastian	Director	March 4, 2009
* John C.B. Smith, Jr.	Chairman, Director	March 4, 2009
* William R. Timmons, III	Vice Chairman, Director	March 4, 2009
* David C. Wakefield, III	Director	March 4, 2009
Mack I. Whittle, Jr.	Director	March 4, 2009

*  By:  /s/ William P. Crawford, Jr.
            William P. Crawford, Jr.
            Attorney-in-Fact

EXHIBIT INDEX

Number Exhibits	Exhibit
4.1	Specimen certificate for shares of Preferred Stock, Series 2008ND-V (Incorporated by reference to Exhibit 4.1 of Post Effective Amendment No. 1 to Form S-3, Commission File No. 333-151484)
4.2	Specimen certificate for shares of Preferred Stock, Series 2008ND-NV (Incorporated by reference to Exhibit 4.2 of Post Effective Amendment No. 1 to Form S-3, Commission File No. 333-151484)
4.3	Specimen certificate for shares of Preferred Stock, Series 2008D-V (Incorporated by reference to Exhibit 4.3 of Post Effective Amendment No. 1 to Form S-3, Commission File No. 333-151484)
4.4	Specimen certificate for shares of Preferred Stock, Series 2008D-NV (Incorporated by reference to Exhibit 4.4 of Post Effective Amendment No. 1 to Form S-3, Commission File No. 333-151484)
4.5	Specimen certificate for shares of common stock. (Incorporated by Reference to Exhibit 4.1 of TSFG’s Registration Statement on Form S-1, Commission File No. 33-7470)
4.6	Articles of Incorporation of TSFG (Incorporated by reference to Exhibits 3.1 and 3.2 of TSFG’s Quarterly Report on Form 10-Q for the three months ended March 31, 2004)
4.7

Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company, creating classes of Preferred Stock, Series 2008ND-V, Series 2008ND-NV, Series 2008D-Vand Series 2008D-NV. (Incorporated by reference to Exhibit 3.01 of TSFG’s Current Report on Form 8-K dated May 9, 2008, Commission File No. 0-15083)

4.8	Bylaws of TSFG, as amended (Incorporated by reference to Exhibit 3.1 of TSFG’s Current Report on Form 8-K dated August 17, 2005, Commission File No. 0-15083)
5.1

Opinion of William P. Crawford, Jr., Esq., the Company’s General Counsel, as to the validity of the Preferred Stock and Common Stock  (Incorporated by reference to Exhibit 5.1 of Post Effective Amendment No. 1 to Form S-3, Commission File No. 333-151484)

12.1	Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends (Incorporated by reference to Exhibit 12.1 of Post Effective Amendment No. 1 to Form S-3, Commission File No. 333-151484)
23.1	Consent of PricewaterhouseCoopers LLP
23.2	William P. Crawford, Jr., Esq., the Company’s General Counsel, with respect to the opinion filed herewith as Exhibit 5.1 (contained in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)